The information in this prospectus supplement and the accompanying prospectus is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Filed pursuant to Rule 424(b)(5)
Registration Statement No.: 333-147137
Subject to Completion
Preliminary Prospectus Supplement dated November 5, 2007

PROSPECTUS SUPPLEMENT
(To prospectus dated November 5, 2007)

1,000,000 Shares

    % Mandatory Convertible Preferred Stock

We are offering 1,000,000 shares of our    % mandatory convertible preferred stock.

Dividends on our mandatory convertible preferred will be payable on a cumulative basis when, as and if declared by our board of directors at an annual rate of    % per share on the liquidation preference of $100 per share. We will pay dividends in cash, common stock or a combination thereof, on February 15, May 15, August 15 and November 15 of each year to and including November 15, 2010, commencing on February 15, 2008.

Each share of our mandatory convertible preferred stock will automatically convert on November 15, 2010, into between           and           shares of our common stock, subject to anti-dilution adjustments. At any time prior to November 15, 2010, holders may elect to convert each share of our mandatory convertible preferred stock into shares of common stock at the minimum conversion rate of           shares of common stock per share of mandatory convertible preferred stock, subject to anti-dilution adjustments. At any time prior to May 15, 2008, we may, at our option, cause the conversion of all, but not less than all, of our mandatory convertible preferred stock into shares of common stock at the provisional conversion rate described herein, provided, however, that, we may not elect to exercise our provisional conversion right if, on or prior to May 15, 2008, we have completed a material transaction involving the acquisition of assets or a business with a purchase price of $100 million or more. In the event of a cash acquisition of us (as described herein), under certain circumstances the conversion rate will be adjusted during the cash acquisition conversion period.

Prior to this offering, there has been no public market for the mandatory convertible preferred stock. We intend to apply to have the mandatory convertible preferred stock listed on the NASDAQ Global Select Market under the symbol “RGLD P.” If this application is approved, trading of the mandatory convertible preferred stock on the NASDAQ Global Select Market is expected to begin within 30 days following initial delivery of the shares of the mandatory convertible preferred stock. Our common stock is listed on the NASDAQ Global Select Market under the symbol “RGLD” and the Toronto Stock Exchange under the symbol “RGL.” The last reported sale price of the common stock on the NASDAQ Global Select Market on November 2, 2007 was $32.73 per share.

Investing in shares of the mandatory convertible preferred stock involves risks. See “Risk Factors” beginning on page S-20.

	Per Share	Total

Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to Royal Gold, Inc.	$	$

The underwriters may also purchase up to an additional 150,000 shares of mandatory convertible preferred stock from us at the initial price to the public, less the underwriting discount, within 30 days from the date of this prospectus supplement to cover overallotments.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of mandatory convertible preferred stock against payment in New York, New York on or about November  , 2007.

Merrill Lynch & Co.	HSBC

The date of this prospectus supplement is November   , 2007.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus supplement and the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement. Information in this prospectus supplement updates and modifies the information in the accompanying prospectus.

This prospectus supplement and accompanying prospectus are only being distributed to and are only directed at (1) persons who are outside the United Kingdom or (2) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (3) high net worth entities, and other persons to whom they may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The securities are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire the securities will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus supplement or the accompanying prospectus.

To the extent that the offer of the securities is made in any Member State of the European Economic Area that has implemented the Prospectus Directive (each, a “Relevant Member State”) before the date of publication of a prospectus in relation to the securities that has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State that has notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, the offer (including any offer pursuant to this prospectus supplement and the accompanying prospectus) is only addressed to qualified investors in that Relevant Member State within the meaning of the Prospectus Directive or has been or will be made in circumstances that do not require us to publish a prospectus pursuant to Article 3 of the Prospectus Directive. For purposes of this provision, the expression “Prospectus Directive” means Directive 2003/71/EC together with any applicable implementing measures in each Relevant Member State.

Prospectus Supplement

i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a registration statement on Form S-3 (File No. 333-147137) that we filed with the Securities and Exchange Commission (“SEC”) utilizing an automatic shelf registration process and that became effective on November 5, 2007. Under this shelf registration process we will sell our mandatory convertible preferred stock, par value $0.01 per share (“Preferred Stock”) and shares of our common stock issuable upon conversion thereof, of which this offering is a part.

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of our Preferred Stock and also adds, updates and changes information contained in the accompanying prospectus and the documents incorporated by reference. The second part is the prospectus, which gives more general information, some of which may not apply to this offering of Preferred Stock. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus or any document incorporated by reference, the information in this prospectus supplement shall control. You should read both this prospectus supplement and the accompanying prospectus as well as the additional information described under “Where You Can Find More Information” on page S-66 of this prospectus supplement before investing in our Preferred Stock.

Unless otherwise stated, information in this prospectus supplement assumes the underwriters will not exercise their over-allotment option to purchase up to 150,000 shares of our Preferred Stock.

SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

This prospectus supplement, the related prospectus and the documents incorporated herein by reference contain or may contain certain forward-looking statements and information relating to us that are based on our beliefs and assumptions as well as information currently available to management. Additional written or oral forward-looking statements may be made by Royal Gold from time to time in filings with the SEC or otherwise. The words “believe,” “estimate,” “expect,” “anticipate,” and “project” and similar expressions are intended to identify forward-looking statements, which speak only as of the date the statement is made. These statements are included or incorporated by reference in this prospectus supplement. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933 (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). Such forward-looking statements include statements regarding projected production and reserves from feasibility studies or received from the operators of our royalty properties. In addition to other factors described elsewhere in this prospectus supplement, factors that could cause actual results to differ materially from these forward-looking statements include, among others:

•	changes in gold and other metals prices;

•	the performance of our producing royalty properties;

•	decisions and activities of the operators of our royalty properties;

•	the ability of operators to bring projects into production and operate in accordance with feasibility studies;

•	unanticipated grade and geological, metallurgical, processing or other problems at the properties;

•	changes in project parameters as plans of the operators are refined;

•	changes in estimates of reserves and mineralization by the operators of our royalty properties;

•	economic and market conditions;

•	future financial needs;

•	federal, state and foreign legislation governing us or the operators;

•	the availability of royalties for acquisition or other acquisition opportunities and the availability of debt or equity financing necessary to complete such acquisitions;

•	our ability to make accurate assumptions regarding the valuation and timing and amount of royalty payments when making acquisitions;

•	risks associated with conducting business in foreign countries, including application of foreign laws to contract and other disputes, environmental laws and enforcement and uncertain political and economic environments;

•	risks associated with issuances of substantial additional common stock in connection with acquisitions or otherwise; and

•	risks associated with the incurrence of substantial additional indebtedness if we take such actions in connection with acquisitions or otherwise.

Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially from those set forth in, contemplated by or underlying the forward-looking statements. Statements in this prospectus supplement, including those set forth in “Risk Factors,” describe factors, among others, that could contribute to or cause such differences. We disclaim any obligation to update any forward-looking statement made herein. Readers are cautioned not to put undue reliance on forward-looking statements.

CERTAIN DEFINITIONS

Gross Smelter Return (GSR) Royalty:  A defined percentage of gross revenue from a resource extraction operation, with no deduction for any costs paid by or charged to the operator.

Net Profits Interest:  A royalty based on the profit from a resource extraction operation, allowing for costs directly related to production. The expenses that the operator deducts from revenue are defined in the royalty agreement. Payments generally begin after payback of capital costs. The royalty holder is not responsible for contributing to capital expenses, covering operating losses or environmental liabilities.

Net Smelter Return (NSR) Royalty:  A defined percentage of the gross revenue from a resource extraction operation, less a proportionate share of incidental transportation, insurance, refining costs and smelting costs.

Net Value Royalty:  A percentage of the gross revenue from a resource extraction operation less certain contract-defined costs.

Royalty:  The right to receive a percentage or other denomination of mineral production from a mining operation.

Ton:  A unit of weight equal to 2,000 pounds or 907.2 kilograms.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information about us. This summary is not complete and does not contain all of the information that may be important to you. For a more complete understanding of us you should read carefully this entire prospectus supplement and the related prospectus, including the “Risk Factors” section and the other documents we refer to and incorporate by reference. Unless otherwise indicated, or the context otherwise requires, “we,” “us,” “our” or “Royal Gold” in this prospectus supplement refer to Royal Gold, Inc. and its subsidiaries and “Preferred Stock” refers to the shares of    % mandatory convertible preferred stock, par value $0.01 per share, offered by this prospectus supplement.

Royal Gold, Inc.

We are engaged in the business of acquisition and management of precious and other metals royalties. Royalties are passive (non-operating) interests in mining projects that provide the right to revenue or production from the project after deducting specified costs, if any. Our principal producing royalty interests are as follows:

•	four royalty interests at the Pipeline Mining Complex located in Nevada and operated by the Cortez Joint Venture, a joint venture between Barrick Gold Corporation (“Barrick”) (60%) and Kennecott Explorations (Australia) Ltd. (40%), a subsidiary of Rio Tinto plc;

•	a royalty interest on the Robinson mine, located in eastern Nevada and operated by a subsidiary of Quadra Mining Ltd. (“Quadra”);

•	a royalty interest on the SJ Claims, covering portions of the Betze-Post mine located in Nevada and operated by a subsidiary of Barrick;

•	a royalty interest on the Leeville Mining Complex, located in Nevada and operated by a subsidiary of Newmont Mining Corporation (“Newmont”);

•	two royalty interests in the Troy underground silver and copper mine located in Montana and operated by Revett Silver Company (“Revett”);

•	two royalty interests on the Taparko mine, located in Burkina Faso and operated by a subsidiary of High River Gold Mines Ltd. (“High River”);

•	a royalty interest on the Mulatos mine, located in Sonora, Mexico, and operated by a subsidiary of Alamos Gold, Inc. (“Alamos”);

•	a royalty interest on the Bald Mountain mine located in Nevada and operated by a subsidiary of Barrick; and

•	a royalty interest on a number of properties in Santa Cruz Province, Argentina, including the Martha silver mine, operated by Coeur d’Alene Mines Corporation (“Coeur d’Alene”).

During the first quarter ended September 30, 2007, we generated royalty revenues of approximately $12.82 million, including approximately $5.68 million from the Pipeline Mining Complex, representing approximately 44% of its total revenues for that period. In addition, we generated royalty revenues of approximately $3.55 million from the Robinson mine, approximately $1.15 million from the SJ Claims at the Betze-Post mine, approximately $842,000 from the Leeville Mining Complex, approximately $558,000 from the Troy mine, approximately $435,000 from Taparko, approximately $223,000 from the Mulatos mine, approximately $200,000 from the Bald Mountain mine, and approximately $170,000 from the Martha mine.

Recent Developments

On October 24, 2007, we acquired all of the issued and outstanding capital stock of Battle Mountain Gold Exploration Corp. (“Battle Mountain”), a publicly held company based in Nevada, in a transaction whereby our wholly owned subsidiary was merged with and into Battle Mountain for aggregate consideration consisting of approximately 1.14 million shares of our common stock and $3.4 million in cash. Subject to settlement of the Battle Mountain litigation regarding ownership of certain Battle Mountain securities, additional consideration of up to an aggregate of 37,418 shares of Royal Gold common stock and approximately $112,000 in cash may be paid to Battle Mountain stockholders.

As a result of the acquisition of Battle Mountain, we own the following principal producing royalty interests:

•	a royalty interest on the Williams mine located in Ontario, Canada, and owned by Teck Cominco Limited (50%) and Barrick (50%);

•	a royalty interest on the El Limon mine located in northwestern Nicaragua and owned by Glencairn Gold Corporation (95%) and Inversiones Mineras S.A. (5%);

•	a royalty interest on the Don Mario mine located in eastern Bolivia and owned by Orvana Minerals Corporation; and

•	a royalty interest on the Joe Mann mine located in Quebec, Canada, and owned by Campbell Resources Incorporated.

On October 31, 2007, we entered into an agreement to acquire a 1.5% NSR royalty on the Benso Gold concession in Ghana for approximately $1.9 million. The Benso concession is a development stage property.

Royal Gold Business Model

The key elements of our business model are set out below:

1. Lower-Risk Exposure to Gold through Royalty Ownership.  We have established our business model based on the premise that an attractive means to invest in gold and precious metals is to acquire and hold royalty interests in gold properties rather than engage in mining operations. By holding royalties, we are rewarded when metal prices rise or reserves are increased on a property and our risks are reduced, because we are not required to contribute to capital costs, exploration costs, environmental costs or most operating costs of mines where we hold our royalty interests. Operating risk is further reduced by our portfolio of several active royalties with different operating companies over multiple geographies.

2. Acquisition of Royalties on Major Developed or Undeveloped Mines.  We actively seek to acquire royalties on existing and planned mines, either through corporate acquisitions, royalty acquisitions, by providing financing in exchange for royalties or other arrangements that allow us to compete for and acquire high quality royalties.

3. Industry Relationships and Experience.  We rely on our experienced management team to identify opportunities and structure creative approaches to acquire royalty interests. Our management team includes senior executives with many years of industry experience in geology, mine operations, metallurgy, mining law and mining and financing transactions. Our management team maintains personal relationships throughout the industry, from major mining companies to exploration companies, landowners and prospectors, giving us an excellent platform to identify, target and obtain royalty interests.

4. Royalty Evaluation Criteria.  We believe there are substantial benefits to holding royalties on properties with significant reserves that represent long-lived assets. We utilize a series of technical, business and legal criteria as we evaluate potential royalty acquisitions. Among the factors we consider are: our analysis of the quality of the asset, reputation of the operator, country risks, timing of anticipated production, potential for reserve growth and overall size and likely duration of the project. We rely both on our own management expertise and on that of consultants to evaluate mining properties and reserves as we value royalties for acquisition. We believe our systematic evaluation of royalties combined with our experience provides us a competitive advantage in acquiring royalties.

5. Significant Holdings in Nevada with Exposure Throughout the World.  We believe that the historical record of successful gold mining in Nevada makes it an attractive region to seek royalties, and the majority of our producing royalties are in Nevada. We also believe that it is important to have exposure to royalties in other parts of the world, and we currently have royalties on properties in California and Montana in the United States and in Argentina, Bolivia, Burkina Faso, Canada, Chile, Finland, Mexico, Nicaragua, and Russia. In addition, in the last two years we have evaluated royalty opportunities in Africa, Asia, Australia, Central America, Europe, other Republics of the former Soviet Union and South America.

Growth Strategy

Our growth strategy includes the following:

1. Build on Our Core Royalties.  We have compiled a core group of royalties in leading mines and mining districts in Nevada, with our royalties on Barrick’s Pipeline Mining Complex, our royalty at Quadra’s Robinson mine, our royalty on the SJ Claims at Barrick’s Betze-Post mine and our royalty at Newmont’s Leeville Mining Complex. We have built on our initial Pipeline Mining Complex royalties through direct acquisitions of existing producing and non-producing royalties, by providing royalty financing and by entering into strategic exploration alliances.

2. Pursue Strategic Acquisitions of High Quality Royalties.  We have been opportunistic in acquiring high quality existing royalties on producing properties operated by experienced mining companies and properties in the pre-production stage. We acquired our royalties on the SJ Claims and Leeville Mining Complex property based on our relationships with the original prospectors who identified the prospects and where high quality operators, Newmont and Barrick, were in place. The Peñasquito royalty acquisition and the Pascua-Lama acquisition both represent acquisitions of pre-production stage properties operated by experienced mining companies, Goldcorp Inc. (“Goldcorp”) and Barrick, respectively. Most recently, we acquired Battle Mountain whose principal assets include a 1.25% and a 2.0% NSR royalty on gold production and a 2.0% NSR royalty on silver production from the Dolores project in Mexico, which is under development by Minefinders Corporation Ltd. We provide individual and corporate royalty holders opportunities to monetize their royalty positions, which are often non-core assets of mining companies. Our purchases of royalties and our corporate acquisitions of companies that own high quality royalties will continue to be important as we seek to continue to expand our royalty portfolio. We continually have several acquisition opportunities under active review at any one time. Any such acquisition could be material to us and could significantly increase the size and scope of our business.

3. Organic Growth through Reserve Replacement.  We look for properties where we believe there is substantial potential for additional reserve growth. The Pipeline Mining Complex, the Bald Mountain mine, the SJ Claims at the Betze-Post mine and the Peñasquito project represent examples of reserve additions to our royalty portfolio at no additional costs.

4. Create Royalties on Development Projects.  We seek to create royalties in early and development stage properties by providing financing to mining companies to conduct feasibility studies or develop their properties. We provide the cash investment needed by the operator to develop the mine in exchange for royalty interests on future production. Our royalties in Revett’s Troy mine and the Taparko mine in Burkina Faso, operated by High River, which we financed during our 2006 fiscal year in exchange for four royalty interests, are examples of this approach. We believe this financing approach provides us with a competitive advantage over traditional lenders in that the mining operator preserves equity, maintains full operational control of the project cash flows, and avoids the need to hedge and repay a loan.

5. Early Stage Exploration and Exploration Alliances.  Our business was built through successful exploration in Nevada, where we were involved in the discovery of the South Pipeline deposit, now part of the Pipeline Mining Complex. We seek to capture early stage royalty opportunities through acquiring exploration stage properties and by acquiring royalties in properties held by smaller, exploration-focused mining companies in Nevada and around the world in exchange for making a cash investment or joint venturing the exploration property. In these situations, we fund exploration activities to develop resources so they can ultimately be transferred to a mining company in exchange for a royalty interest. We hold royalty interests on various exploration properties. These properties are located in Nevada, California, Argentina, Burkina Faso, Columbia, Finland and Russia.

Possible Acquisitions

We are engaged in a continual review of opportunities to acquire existing royalties, to create new royalties through the financing or joint venture of mining projects or to acquire companies that hold royalties. We currently, and generally at any time, have acquisition opportunities in various stages of active review, including, for example, our engagement of consultants and advisors to analyze particular opportunities, analysis of technical, financial and other confidential information, submission of indications of interest, obtaining debt commitments for acquisition financing, participation in preliminary discussions and involvement as a bidder in competitive auctions. Any such acquisition could be material to us and could significantly increase the size and scope of our business. In such event, we could issue substantial amounts of common stock, which would result in significant dilution to stockholders and a substantial number of shares of our common stock becoming eligible for future sale, and we could incur substantial additional indebtedness to fund the acquisition. See “Risk Factors — Risks Related to Our Common Stock” for risks relating to additional issuance of equity securities and “Risk Factors — Risks Related to Our Business” for risks relating to our future incurrence of indebtedness. We could enter into one or more acquisition transactions at any time, including promptly following this offering. At this time we cannot provide assurance that all or any of the possible transactions will be concluded successfully. If we have not completed a material transaction involving the acquisition of assets or a business with a purchase price of $100 million or more on or prior to May 15, 2008, we will have the right to cause the conversion of the Preferred Stock at the provisional conversion rate described under “Description of the    % Mandatory Convertible Preferred Stock — Provisional Conversion at Our Option.”

Our Producing Royalty Interests

Our principal producing royalty interests are:

•	Pipeline Mining Complex: Four royalty interests at the Pipeline Mining Complex, located in Nevada and operated by Barrick, including the Pipeline, South Pipeline, GAP and Crossroads gold deposits. Our four royalty interests at the Pipeline Mining Complex are:

•	GSR1 — A sliding-scale GSR royalty that covers the current mine footprint, which includes the Pipeline and South Pipeline deposits and ranges from 0.4%, at a gold price below $210 per ounce, to 5.0% at a gold price of $470 per ounce or above;

•	GSR2 — A sliding-scale GSR royalty that covers areas outside the Pipeline and South Pipeline deposits and ranges from 0.72%, at a gold price below $210 per ounce, to 9.0% at a gold price of $470 per ounce or above;

•	GSR3 — A 0.71% fixed rate GSR royalty on the production covered by GSR1 and GSR2; and

•	NVR1 — A fixed rate 1.25% (0.39% net of our minority interests) net value royalty on all production on the South Pipeline, Crossroads, and some of the GAP deposit, but not covering the Pipeline deposit.

•	Robinson: A 3.0% NSR royalty on the Robinson mine, located in eastern Nevada and operated by Quadra.

•	SJ Claims: A 0.9% NSR royalty on the SJ Claims, which covers a portion of the Betze-Post mine, at the Goldstrike operation, located in Nevada and operated by Barrick.

•	Leeville Mining Complex: A 1.8% carried working interest, equal to a 1.8% NSR royalty, on the majority of the Leeville Mining Complex located in Nevada and operated by Newmont.

•	Troy: Two royalty interests on the Troy mine, which is operated by Revett, located in northwestern Montana:

•	A production payment equivalent to a 7.0% GSR royalty until either cumulative production of approximately 9.9 million ounces of silver and 84.6 million pounds of copper, or we receive $10.5 million in cumulative payments, whichever occurs first (as of September 30, 2007, we have received $6.1 million in cumulative payments); and

•	A GSR royalty which begins at 6.1% on any production in excess of 11.0 million ounces of silver and 94.1 million pounds of copper, and steps down to a 2.0% GSR royalty after cumulative production has exceeded 12.7 million ounces of silver and 108.2 million pounds of copper.

•	Taparko: Two royalty interests on the Taparko mine, located in Burkina Faso, West Africa, and operated by a subsidiary of High River:

•	TB-GSR1— A production payment equivalent to a 15.0% GSR royalty on all gold produced from the Taparko mine until either cumulative production of 804,420 ounces of gold is achieved or until we receive $35 million in cumulative payments; and

•	TB-GSR2— A production payment equivalent to a sliding-scale GSR royalty (ranging from 0% to 10%) on all gold produced from the Taparko mine. TB-GSR2 remains in force until the termination of TB-GSR1

•	Bald Mountain: A 1.75% NSR royalty interest covering a portion of the Bald Mountain mine, which is located in White Pine County, Nevada, and is operated by Barrick.

•	Mulatos: A sliding-scale NSR royalty on the Mulatos mine, located in Sonora, Mexico, and operated by Alamos. The sliding-scale NSR royalty, capped at two million ounces of gold production, ranges from 0.30% for gold prices below $300 per ounce up to a maximum rate of 1.50% for gold prices above $400 per ounce.

•	Martha: A 2.0% NSR royalty on a number of properties in Santa Cruz Province, Argentina, including the Martha mine, which is operated by Coeur d’Alene.

Our Development Stage Royalty Interests

We also own the following royalty interests that are currently in development stage and are not yet in production:

•	Peñasquito: A 2.0% NSR on the gold, silver, lead and zinc production the Peñasquito project located in Zacatecas, Mexico and operated by Goldcorp.

•	Taparko: A perpetual 2.0% GSR royalty on all gold produced from the Taparko mine located in Burkina Faso, West Africa, and operated by a subsidiary of High River. TB-GSR3 will commence upon the termination of the TB-GSR1 and TB-GSR2 royalties.

•	Pascua-Lama: A sliding-scale NSR royalty on gold derived from certain mineral concessions at the Pascua-Lama project located in Chile and operated by a subsidiary of Barrick. The sliding-scale ranges from 0.16%, when the gold price is $325 per ounce or less, to 1.08% when the gold price is $800 per ounce or more. We also hold a 0.216 fixed rate copper royalty on the copper reserves located in the Chile that takes effect after January 1, 2017.

•	Gold Hill: A sliding-scale NSR royalty and unpatented mining claims on the Gold Hill deposit in Nye County, Nevada, controlled by Round Mountain Gold Corporation (“RMGC”), a joint venture between Kinross Gold Corporation (“Kinross”), the operator, and Barrick. The sliding-scale ranges from 1.0%, when the gold price is $350 per ounce or less, to 2.0%, when the gold price is above $350 per ounce. Production on the Gold Hill deposit is expected to commence once permitting is completed and equipment from the Round Mountain pit becomes available.

Battle Mountain Royalties

In addition, we acquired thirteen royalty interests as a result of our acquisition of Battle Mountain. Battle Mountain’s principal production and development stage royalties are as follows:

Production Stage Royalty Interests

Royalty
Mine	Location	Owner	(Gold unless otherwise stated)

Williams(1)	Ontario, Canada	Teck Cominco Limited (50)% and Barrick (50)%	0.72% NSR

El Limon(2)	Northwestern Nicaragua	Glencairn Gold Corporation (95)% and Inversiones Mineras S.A. (5)%	3.0% NSR

Don Mario(3)	Eastern Bolivia	Orvana Minerals Corporation	3.0% NSR

Joe Mann(4)	Quebec, Canada	Campbell Resources Incorporated	1.0% NSR

(1)	The Williams mine is an open-pit and underground operation that produced approximately 290,000 ounces of gold during calendar 2006. With existing proven and probable reserves, the remaining mine life is estimated at five years.

(2)	El Limon is a fully mechanized underground mine that produced approximately 34,000 ounces of gold during calendar 2006. With existing proven and probable reserves, the remaining mine life is estimated at five years.

(3)	The Don Mario mine is an open-pit and underground mine in eastern Bolivia that produced approximately 80,000 ounces of gold in calendar 2006. With existing proven and probable reserves, the remaining mine life is estimated at five years.

(4)	The Joe Mann mine produced approximately 14,100 ounces of gold in calendar 2006. The mine is expected to exhaust reserves in calendar 2007. In September 2007, Campbell Resources Incorporated entered into a memorandum of understanding with Gold Bullion Development Corp. for the sale of the Joe Mann Mine Property. The existing 1.0% NSR would remain in-force upon completion of the sale.

Development Stage Royalty Interests

Royalty
Mine	Location	Owner	(Gold unless otherwise stated)

Dolores(1)	Chihuahua, Mexico	Minefinders Corporation Ltd.	1.25% NSR (gold) and 2.0% NSR (gold and silver)

La India(2)	Northwestern Nicaragua	Glencairn Gold Corporation (95)% and Inversiones Mineras S.A. (5)%	3.0% NSR

Sega(3)	Northern Burkina Faso	Orezone Resources Incorporated	3.0% NSR

Relief Canyon(4)	Western Nevada	Firstgold Incorporated	4.0% NSR
(footnotes on following page)

(1)	In February 2006, Minefinders Corporation Ltd. received an optimized bankable feasibility study and approved the mine construction on the Dolores project. Mine construction is proceeding and the mine is expected to achieve commercial production early in the second quarter of calendar 2008. The mine plan estimates a 12 year mine life.

(2)	The La India project is located approximately 25 miles east of the El Limon property.

(3)	The Sega project is an advanced exploration project in northern Burkina Faso.

(4)	Firstgold Incorporated is exploring with plans to restart the mine at Relief Canyon.

Corporate Information

We were incorporated under the laws of the State of Delaware on January 5, 1981. Our executive offices are located at 1660 Wynkoop Street, Suite 1000, Denver, Colorado 80202, and our telephone number is (303) 573-1660. Our website address is www.royalgold.com. The information available on or through our website is not part of this prospectus supplement or the accompanying prospectus.

Reserve Information

The following table shows the proven and probable reserves that have been reported to us by the operators of our royalty interests or that we have obtained through publicly available information as of December 31, 2006. Reserve information for our royalty interests is prepared by the operators of the mining properties. We do not participate in the preparation or verification of the operators’ reserve information and have not independently assessed or verified the accuracy of such information. See the section entitled “Risk Factors — Risks Relating to Our Business — Estimates of reserves and mineralization by the operators of mines in which we have royalty interests are subject to significant revision” on page S-23.

Summary of Proven and Probable Gold Reserves(1,2) Subject to Our Royalties
As of December 31, 2006

				Average Gold	Gold Contained
			Tons	Grade	Ounces
Royalty	Operator(2)	Category	(millions)	(ounces per ton)	(millions)(3)

Pipeline GSR1(4)	Barrick	Proven	10.783	0.043	0.466
		Probable	56.364	0.029	1.632
Pipeline GSR2(5)	Barrick	Proven	2.334	0.016	0.037
		Probable	13.174	0.015	0.192
Pipeline GSR3(6)	Barrick	Proven	13.117	0.038	0.502
		Probable	69.538	0.026	1.823
Pipeline NVR1(7)	Barrick	Proven	9.550	0.029	0.275
		Probable	52.714	0.024	1.273
Robinson(8)	Quadra	Proven	129.658	0.008	1.000
		Probable	5.266	0.006	0.033
SJ Claims(9)	Barrick	Reserve	60.547	0.132	7.977
Leeville(10)	Newmont	Proven	0.029	0.310	0.009
		Probable	5.146	0.454	2.339
Bald Mountain(11)	Barrick	Reserve	51.487	0.039	2.024
Mulatos(12)	Alamos	Proven	8.213	0.059	0.483
		Probable	35.572	0.044	1.574
Taparko(13)	High River	Proven	—	—	—
		Probable	9.507	0.087	0.830
Gold Hill(14)	Kinross	Reserve	—	—	—

				Average Gold	Gold Contained
			Tons	Grade	Ounces
Royalty	Operator(2)	Category	(millions)	(ounces per ton)	(millions)(3)

Peñasquito (Oxide)(15)	Goldcorp	Proven	46.41	0.006	0.283
		Probable	75.29	0.005	0.367
Peñasquito (Sulfide)(15)	Goldcorp	Proven	470.57	0.017	7.855
		Probable	419.09	0.011	4.546
Pascua-Lama(16)	Barrick	Proven	38.277	0.053	2.029
		Probable	352.758	0.042	14.959

Summary of Proven and Probable Silver(1,17) Reserves Subject to Our Royalties
As of December 31, 2006

				Average Silver	Silver Contained
			Tons	Grade	Ounces
Royalty	Operator	Category	(millions)	(ounces per ton)	(millions)(3)

Troy 7% GSR(18)	Revett	Reserve	9.03	1.14	10.323
Troy 6.1% GSR(18)	Revett	Reserve	1.79	1.14	2.046
Troy 2% GSR(18)	Revett	Reserve	1.22	1.14	1.399
Martha(19)	Coeur d’Alene	Proven	0.033	64.00	2.118
		Probable	0.066	60.00	3.966
Peñasquito (Oxide)(15)	Goldcorp	Proven	46.41	0.61	28.244
		Probable	75.29	0.48	36.061
Peñasquito (Sulfide)(15)	Goldcorp	Proven	470.57	0.99	466.993
		Probable	419.09	0.79	332.561

Summary of Proven and Probable Copper(1,20) Reserves Subject to Our Royalties
As of December 31, 2006

				Average Copper	Copper Contained
			Tons	Grade	Pounds
Royalty	Operator	Category	(millions)	(% Cu)	(millions)(3)

Troy 7% GSR(18)	Revett	Reserve	7.89	0.54	84.914
Troy 6.1% GSR(18)	Revett	Reserve	1.58	0.54	16.978
Troy 2% GSR(18)	Revett	Reserve	2.72	0.54	29.286
Robinson(8)	Quadra	Proven	129.658	0.69	1,787
		Probable	5.266	0.73	77

Summary of Proven and Probable Zinc(21) Reserves Subject to Our Royalties(1)
As of December 31, 2006

				Average Zinc
			Tons	Grade	Zinc Contained
Royalty	Operator	Category	(millions)	(% Zn)	(millions)(3)

Peñasquito (Sulfide)(15)	Goldcorp	Proven	470.57	0.78	7,363
		Probable	419.09	0.65	5,445

Summary of Proven and Probable Lead(22) Reserves Subject to Our Royalties(1)
As of December 31, 2006

				Average Lead	Lead Contained
			Tons	Grade	Pounds
Royalty	Operator	Category	(millions)	(% Zn)	(millions)(3)

Peñasquito (Sulfide)(15)	Goldcorp	Proven	470.57	0.36	3,439
		Probable	419.09	0.29	2,447

(1)	“Reserve” is that part of a mineral deposit which could be economically and legally extracted or produced at the time of the reserve determination.

“Proven (Measured) Reserves” are reserves for which (a) quantity is computed from dimensions revealed in outcrops, trenches, workings or drill holes, and the grade is computed from the results of detailed sampling, and (b) the sites for inspection, sampling and measurement are spaced so closely and the geologic character is so well defined that the size, shape, depth and mineral content of the reserves are well established.

“Probable (Indicated) Reserves” are reserves for which the quantity and grade are computed from information similar to that used for proven (measured) reserves, but the sites for inspection, sampling, and measurement are farther apart or are otherwise less adequately spaced. The degree of assurance of probable (indicated) reserves, although lower than that for proven (measured) reserves, is high enough to assume geological continuity between points of observation.

Certain of the royalty operators are Canadian issuers. Their definitions of “Mineral Reserve,” “Proven Mineral Reserve” and “Probable Mineral Reserve” conform to the Canadian Institute of Mining, Metallurgy and Petroleum’s definitions of these terms as of the effective date of estimation as required by National Instrument 43-101 of the Canadian Securities Administrators. These terms are different than the definitions of “Reserve,” “Proven (Measured) Reserves,” and “Probable (Indicated) Reserves” used by the SEC and defined above.

(2)	Gold reserves were calculated by the various operators at the following per ounce prices: $400 — Taparko and Gold Hill; $475 — Pipeline Mining Complex, SJ Claims, Bald Mountain and Pascua-Lama; $500 — Leeville Mining Complex, Robinson and Mulatos; $525 — Peñasquito.

(3)	“Contained ounces” or “contained pounds” do not take into account losses in processing the ore. Amounts shown represent 100% of the reserves subject to our royalty interest.

(4)	GSR1 is a sliding-scale royalty for all gold produced from the “Reserve Claims,” which includes 52 claims that encompass all of the proven and probable reserves in the Pipeline and South Pipeline deposits as of April 1, 1999.

(5)	GSR2 is a sliding-scale royalty that covers an area outside of the Reserve Claims.

(6)	GSR3 is a 0.71% fixed rate royalty that covers the same area as GSR1 and GSR2.

(7)	NVR1 is a 0.39% net value royalty that covers production from the majority of the GAS Claims, which covers a portion of the Pipeline Mining Complex that excludes the Pipeline pit. NVR1 is calculated by deducting contract-defined processing-related and associated capital costs but not mining costs from revenue received by the operator.

(8)	We own a 3.0% NSR royalty on the Robinson mine.

(9)	We own a 0.9% NSR royalty on the SJ Claims. The operator did not provide a breakdown of proven and probable reserves.

(10)	We own a 1.8% carried working interest, equal to a 1.8% NSR royalty, on the Leeville Mining Complex.

(11)	We own a 1.75% to 3.5% sliding-scale NSR royalty on a portion of the Bald Mountain mine. The operator did not provide a breakdown of proven and probable reserves.

(12)	We own a 0.30% to 1.5% sliding-scale NSR royalty on the Mulatos mine.
(footnotes continued on following page)

(13)	We hold four royalty interests on the Taparko project: a production payment equivalent to a 15% GSR royalty on all gold produced from the Taparko project until either cumulative production of 804,420 ounces of gold is achieved or until we receive $35 million in cumulative payments; a production payment equivalent to a GSR sliding-scale royalty; a 2% GSR royalty; and a 0.75% milling fee royalty.

(14)	We own unpatented mining claims and a 1.0% to 2.0% sliding-scale NSR royalty on the Gold Hill mine. RMGC’s Gold Hill reserves are not separately detailed in their publicly available financial reports. However, Barrick stated in its September 2006 Nevada Mine Tour presentation entitled “Barrick in Nevada,” posted on their web site, that as of December 31, 2005, there were 375,000 contained ounces in reserve that represent their 50% share of the project.

(15)	We own a 2.0% NSR royalty on the Peñasquito project. Goldcorp reported reserve estimates by deposit types. An oxide deposit is one in which the oxide minerals predominate. A sulfide deposit is one in which the sulfide minerals predominate. Goldcorp revised its December 31, 2006, reserve estimates in June 2007. The amounts shown reflect the June 2007 updates by Goldcorp.

(16)	We own a 0.16% to 1.08% sliding-scale NSR royalty on the Pascua-Lama project. The royalty applies to all gold production from an area of interest in Chile. According to Compania Minera Nevada Ltd.’s and Barrick Exploraciones Argentina S.A.’s technical report dated March 30, 2005, approximately 80% of these reserves are located in Chile.

(17)	Silver reserves were calculated by the operators at $11.00 per ounce for Troy, at $8.00 per ounce for the Martha mine and at $7.00 per ounce at the Peñasquito project.

(18)	We own a production payment equivalent to a 7.0% GSR royalty, a 6.1% GSR royalty and a 2% perpetual royalty on the Troy mine, subject to certain production thresholds. The operator did not provide a breakdown of proven and probable reserves.

(19)	We own a 2% NSR royalty on the Martha mine. Coeur d’Alene revised its December 31, 2006, reserve estimates in June 2007. The reserve amounts shown reflect the June 2007 updates by Coeur d’Alene.

(20)	Copper reserves were calculated by the operators at $2.00 per pound for Troy and $1.15 per pound for Robinson.

(21)	Zinc reserves were calculated by the operator at $0.80 per pound for the Peñasquito project.

(22)	Lead reserves were calculated by the operator at $0.40 per pound for the Peñasquito project.

The Offering

Issuer	Royal Gold, Inc.

Securities Offered	1,000,000 shares of % mandatory convertible preferred stock (plus 150,000 additional shares if the underwriters exercise their overallotment option in full).

Initial Offering Price	$100 per share of Preferred Stock.

Overallotment Option	To the extent the underwriters sell more than 1,000,000 shares of our Preferred Stock, the underwriters have the option to purchase up to 150,000 additional shares of our Preferred Stock from us at the initial offering price, less underwriting discounts and commissions, within 30 days from the date of this prospectus supplement.

Dividends	% of the liquidation preference of $100 per share of our Preferred Stock per year. Dividends will accumulate from the date of issuance and, to the extent that we are legally permitted to pay dividends and our board of directors, or an authorized committee of our board of directors, declares a dividend payable, we will pay dividends in cash or, subject to certain limitations, in shares of our common stock or a combination of cash and shares of our common stock, as determined by us in our sole discretion (subject to the share cap (defined below)) on each dividend payment date. The expected dividend payable on the first dividend payment date is $ per share. Each subsequent dividend is expected to be $ per share. See “Description of the % Mandatory Convertible Preferred Stock — Dividends.”

Dividend Payment Dates	February 15, May 15, August 15 and November 15 of each year (or the following business day if such date is not a business day) prior to the mandatory conversion date, commencing on February 15, 2008, and ending on the mandatory conversion date.

Redemption	The Preferred Stock is not redeemable.

Mandatory Conversion Date	November 15, 2010.

Mandatory Conversion	On the mandatory conversion date, each share of our Preferred Stock will automatically convert into shares of our common stock based on the conversion rate as described below.

Holders of Preferred Stock on the mandatory conversion date will have the right to receive the dividend due on such date, including any accumulated and declared and unpaid dividends on the Preferred Stock as of the mandatory conversion date (other than previously declared dividends on the Preferred Stock payable to holders of record as of a prior date). If on the mandatory conversion date we have not declared all or any portion of the accumulated and unpaid dividends payable on such date, the conversion rate will be adjusted so that holders receive an additional number of shares of common stock equal to the amount of accumulated and unpaid dividends that have not been declared (the “additional conversion amount”) divided by the “applicable market value” (as defined below) of our common stock; provided, however, that in no event will we increase the number of shares of our common stock to be issued in excess of a number equal to the total dividend payment divided by $ , which amount represents approximately 35% of the initial price (as defined below), subject to adjustment in the same manner as each fixed conversion rate (as defined below) as set forth under “Description of the % Mandatory Convertible Preferred Stock — Anti-dilution Adjustments.” We refer to this provision as the “share cap.” To the extent that we do not deliver any or all additional shares as a result of the share cap, we will not pay the remaining additional conversion amount in cash.

Conversion Rate	The conversion rate for each share of the Preferred Stock will be not more than shares of common stock and not less than shares of common stock (each, a “fixed conversion rate”), depending on the applicable market value of our common stock, as described below. The “applicable market value” of our common stock is equal to the average of the closing prices per share of our common stock over the 20 consecutive trading day period ending on the third trading day immediately preceding the mandatory conversion date or the provisional conversion date (as defined below), as applicable. It will be calculated as described under “Description of the % Mandatory Convertible Preferred Stock — Mandatory Conversion.” Each fixed conversion rate is subject to certain adjustments, as described under “Description of the % Mandatory Convertible Preferred Stock — Anti-dilution Adjustments.” The following table illustrates the conversion rate per share of the Preferred Stock subject to certain anti-dilution adjustments described under “Description of the % Mandatory Convertible Preferred Stock — Anti-dilution Adjustments.”

Applicable Market Value on	Conversion Rate

Optional Conversion	At any time prior to November 15, 2010, you may elect to convert your shares of our Preferred Stock, in whole or in part, at the minimum conversion rate of shares of common stock for each share of Preferred Stock. This conversion rate is subject to certain adjustments as described under “Description of the % Mandatory Convertible Preferred Stock — Anti-dilution Adjustments.”

In addition to the number of shares of common stock issuable upon conversion of each share of Preferred Stock at the option of the holder on the effective date of any early conversion (which we refer to as the “early conversion date”), each converting holder will have the right to receive an amount equal to all accumulated and declared and unpaid dividends on such converted share(s) of Preferred Stock for all prior dividend periods ending on or prior to the dividend payment date immediately preceding the early conversion date (other than previously declared dividends on our Preferred Stock payable to holders of record as of a prior date). If on the early conversion date we have not declared all or any portion of the accumulated and unpaid dividends payable for such prior dividend periods, the conversion rate will be adjusted so that holders receive the additional conversion amount divided by the average of the closing prices of our common stock over the 20 consecutive trading day period ending on the third trading day immediately preceding the early conversion date of our common stock; provided, however, that in no event will we increase the number of shares of our common stock to be issued in excess of the share cap. To the extent that we do not deliver any or all additional shares as a result of the share cap, we will not pay the remaining additional conversion amount in cash.

Provisional Conversion at Royal Gold’s Option	At any time on or prior to May 15, 2008, we may, at our option, cause the conversion of all, but not less than all, the outstanding shares of Preferred Stock into a number of shares of common stock equal to the provisional conversion rate (as defined below); provided, however, that we may not elect to exercise our provisional conversion right if, on or prior to May 15, 2008, we have completed a material transaction involving the acquisition of assets or a business with a purchase price of $100 million or more. We may elect to exercise our provisional conversion right only if, in addition to issuing the number of shares of our common stock equal to the provisional conversion rate, we are then legally permitted to, and do, pay holders of the Preferred Stock an amount in cash equal to all accumulated and unpaid dividends (whether or not declared) on the Preferred Stock for the then-current dividend period ending on the provisional conversion date and all prior dividend periods (other than previously declared dividends on the Preferred Stock payable to holders of record as of a prior date). We may elect to deliver, in lieu of shares of our common stock upon conversion, cash or a combination of cash and shares of our common stock, as determined by us in our sole discretion.

Provisional Conversion Rate	The provisional conversion rate will be a number of shares of common stock per share of Preferred Stock determined by reference to the table set forth under “Description of the % Mandatory Convertible Preferred Stock — Provisional Conversion at Our Option” and is based on the applicable market value, which will be adjusted as of any date on which the fixed conversion rates of the Preferred Stock are adjusted. The provisional conversion rate will be subject to adjustment in the same manner as each fixed conversion rate as set forth under “Description of the % Mandatory Convertible Preferred Stock — Anti-dilution Adjustments.”

Conversion at the Option of the Holder Upon Cash Acquisition; Cash Acquisition Make-Whole Amount	If we are the subject of specified cash acquisitions on or prior to November 15, 2010, under certain circumstances, holders of the Preferred Stock will have the right to convert their shares of Preferred Stock, in whole or in part, into shares of common stock at the “cash acquisition conversion rate.” The applicable conversion rate will be determined based on the effective date of the cash acquisition transaction and the price paid per share of our common stock in such transaction. Holders who convert shares of our Preferred Stock pursuant to a specified cash acquisition will also receive (1) accumulated and declared and unpaid dividends on their shares of our Preferred Stock (other than previously declared dividends payable to holders on a prior record date), (2) a cash acquisition dividend make-whole amount equal to the present value of all remaining dividend payments on their Preferred Stock from the effective date of the transaction to, but excluding, the mandatory conversion date and (3) to the extent that on the effective date of the conversion we have not declared any or all of the accumulated and unpaid dividends payable on such date, an adjustment in the conversion rate. To the extent that we do not deliver any or all additional shares resulting from the adjustment in the conversion rate as a result of the share cap, we will not pay the remaining additional conversion amount in cash. See “Description of the % Mandatory Convertible Preferred Stock — Conversion at the Option of the Holder; Cash Acquisition Dividend Make-Whole Amount.”

Anti-Dilution Adjustments	The formula for determining the conversion rate and the number of shares of common stock to be delivered upon conversion may be adjusted in the event of, among other things, (1) dividends or distributions of shares of our common stock, (2) certain distributions of common stock, rights or warrants to purchase our common stock, (3) subdivisions or combinations of our common stock, (4) certain distributions of capital stock, securities, cash or other assets, or spin-offs, (5) distributions of cash, excluding, among other distributions, any cash dividends on our common stock in excess of an aggregate of $0.070 per share in any fiscal quarter and (6) certain self-tender or exchange offers for our common stock. See “Description of the % Mandatory Convertible Preferred Stock — Anti-dilution Adjustments.”

Liquidation Preference	$100 per share of Preferred Stock, plus an amount equal to the sum of all accrued, cumulated and unpaid dividends.

Voting Rights	Holders of Preferred Stock will not be entitled to any voting rights, except as required by Delaware law and as described under “Description of the % Mandatory Convertible Preferred Stock— Voting Rights.”

Ranking	The Preferred Stock will rank with respect to dividend rights and rights upon our liquidation, winding-up or dissolution:

• senior to all of our common stock, our Series A Junior Participating Preferred Stock, $0.01 par value per share, and to each other class of capital stock established in the future unless the terms of that stock expressly provide that it ranks senior to, or on a parity with, the Preferred Stock;

• on a parity with any of our capital stock established in the future the terms of which expressly provide that it will rank on a parity with the Preferred Stock;

• junior to all of our capital stock established in the future the terms of which expressly provide that such stock will rank senior to the Preferred Stock; and

• junior to all of our existing and future indebtedness.

In addition, the Preferred Stock, with respect to dividend rights or rights upon our liquidation, winding-up or dissolution, will be structurally subordinated to existing and future indebtedness and other obligations of our subsidiaries.

Use of proceeds	We estimate that the net proceeds from this offering, after deducting estimated fees and expenses and underwriting discounts and commissions, will be approximately $ million ($ million if the underwriters exercise their option to purchase additional shares of Preferred Stock in full).

We intend to use the net proceeds from this offering for acquisitions of additional royalty interests. As part of our business model and growth strategy, we are engaged in a continual review of opportunities to acquire existing royalties, to create new royalties through the financing or joint venture of mining projects or to acquire companies that hold royalties. We currently, and generally at any time, have acquisition opportunities in various stages of active review, including, for example, our engagement of consultants and advisors to analyze particular opportunities, analysis of technical, financial and other confidential information, submission of indications of interest, obtaining debt commitments for acquisition financing, participation in preliminary discussions and involvement as a bidder in competitive auctions. We may enter into one or more acquisition transactions pursuant to opportunities under review as of the date of this prospectus or otherwise, and use the net proceeds from this offering to complete such acquisitions. Any such acquisition could be material to us and could significantly increase the size and scope of our business. In such event, we could issue substantial amounts of common stock and we could incur substantial additional indebtedness to fund the acquisition. We could enter into one or more acquisition transactions at any time, including promptly following this offering. At this time we cannot provide assurance that all or any of the possible transactions will be concluded successfully. If we have not completed a material transaction involving the acquisition of assets or a business with a purchase price of $100 million or more on or prior to May 15, 2008, we will have the right to cause the conversion of the Preferred Stock at the provisional conversion rate described under “Description of the % Mandatory Convertible Preferred Stock — Provisional Conversion at Our Option.”

We expect to invest the net proceeds of this offering pending their use for acquisitions of additional royalty interests in short-term, interest-bearing, investment grade securities.

Listing	We intend to apply to have the Preferred Stock listed on the NASDAQ Global Select Market under the symbol “RGLD P”. If the listing application is approved, trading of the Preferred Stock on the NASDAQ Global Select Market is expected to begin within 30 days following initial delivery of the shares of Preferred Stock. Our common stock is listed on the NASDAQ Global Select Market under the symbol “RGLD” and Toronto Stock Exchange under the symbol “RGL.”

Risk factors	An investment in the Preferred Stock involves a significant degree of risk. We urge you to carefully consider all of the information described in the section entitled “Risk Factors” beginning on page S-20.

Summary of Consolidated Financial Data

The following summary of consolidated financial data should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our consolidated financial statements and related notes and other financial information contained in our Annual Report on Form 10-K for the year ended June 30, 2007 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2007, incorporated by reference in this prospectus supplement and the accompanying prospectus. We derived the summary consolidated statements of operations data for the years ended June 30, 2007, 2006 and 2005 from our audited consolidated financial statements. The related audit report is incorporated by reference in this prospectus supplement and the accompanying prospectus. We derived the summary consolidated financial data for the three months ended September 30, 2007 and 2006 from our unaudited consolidated financial statements, which include all adjustments, consisting only of normal recurring adjustments, that management considers necessary for a fair presentation of the information shown. Historical results are not necessarily indicative of the results to be expected in the future.

	For the Three Months		For the Fiscal Years
	Ended September 30,		Ended June 30,
	2007	2006	2007	2006	2005
	(dollars in thousands, except share data)

Statements of Operations Data:
Royalty revenues	$12,817	$9,929	$48,357	$28,380	$25,302
Costs and expenses
Costs of operations	864	668	3,265	2,288	1,847
General and administrative	1,557	1,134	5,824	5,022	3,695
Exploration and business development	630	418	2,493	3,397	1,893
Depreciation, depletion and amortization	2,402	1,075	8,269	4,261	3,205

Total costs and expenses	5,453	3,295	19,851	14,968	10,640

Operating income	7,364	6,634	28,506	13,412	14,662
Interest and other income	1,880	971	4,258	3,204	834
Gain on sale of available for sale securities	—	—	—	—	164
Interest and other expense	(374)	(66)	(1,973)	(165)	(104)

Income before income taxes	8,870	7,539	30,791	16,451	15,556
Current tax expense	(3,264)	(2,651)	(10,310)	(5,974)	(3,047)
Deferred tax benefit (expense)	414	243	761	873	(1,055)
Minority interest in income of consolidated subsidiary	(220)	(171)	(1,522)	—	—
Loss from equity investment	(38)	—	—	—	—

Net income	$5,762	$4,960	$19,720	$11,350	$11,454

Earnings per share
Basic	$0.20	$0.21	$0.79	$0.50	$0.55

Diluted	$0.20	$0.21	$0.79	$0.49	$0.54

Weighted average number of common shares outstanding
Basic	28,729,541	23,587,416	24,827,319	22,863,784	20,875,957
Diluted	28,861,324	23,822,846	25,075,086	23,134,034	21,070,797

The summary unaudited balance sheet data as of September 30, 2007 was derived from our unaudited consolidated financial statements.

As of
September 30,
2007
(dollars in
thousands)

Balance Sheet Data:
Current assets:
Cash and equivalents	$90,812
Royalty receivables	11,135
Other current assets	919

Total current assets	102,866
Royalty interests in mineral properties, net	213,872
Other assets	55,052

Total assets	$371,790

Current liabilities	9,128
Long-term liabilities	21,246

Total liabilities	$30,374

Minority Interest in Subsidiary	11,305
Stockholders’ equity
Common stock, $.01 par value, authorized 40,000,000 shares; issued 29,154,872	292
Additional paid-in capital	317,777
Accumulated other comprehensive income	272
Accumulated earnings	12,867
Treasury stock, at cost (229,224 shares)	(1,097)

Total stockholders’ equity	$330,111

Total liabilities and stockholders’ equity	$371,790

RISK FACTORS

An investment in our Preferred Stock and common stock involves a high degree of risk. You should carefully consider the risks described below, as well as the other information included or incorporated by reference in this prospectus supplement, before making an investment decision. Our business, financial condition, results of operations and cash flows could be materially adversely affected by any of these risks. The market or trading price of our securities could decline due to any of these risks. In addition, please read “Special Note About Forward-Looking Statements” in this prospectus supplement, where we describe additional uncertainties associated with our business and the forward-looking statements included or incorporated by reference in this prospectus supplement. Please note that additional risks not presently known to us or that we currently deem immaterial may also impair our business and operations.

Risks Related to Our Business

Our revenues are largely dependent on a single property.

In fiscal year 2007, approximately 44% of our revenues were derived from royalties from the Pipeline Mining Complex, compared to approximately 59% being derived from the Pipeline Mining Complex in fiscal year 2006. We expect that revenue from our royalties on the Pipeline Mining Complex will continue to be a significant, though less dominant, contributor to our revenue in future periods. The Pipeline Mining Complex will continue to be material to our results of operations.

We own passive interests in mining properties, and it is difficult or impossible for us to ensure properties are operated in our best interest.

All of our current revenue is derived from royalties on properties operated by third parties. The holder of a royalty interest typically has no authority regarding development or operation of a mineral property. Therefore, we are not in control of basic decisions regarding development or operation of any of the properties in which we hold a royalty interest, and we have limited or no legal rights to influence those decisions.

Our strategy of having others operate properties in which we retain a royalty or other passive interest puts us generally at risk to the decisions of others regarding all basic operating matters, including permitting, feasibility analysis, mine design and operation, processing, plant and equipment matters and temporary or permanent suspension of operations, among others. These decisions may be motivated by the best interests of the operator rather than to maximize royalties. Although we attempt to secure contractual rights that will permit us to protect our interests, there can be no assurance that such rights will always be available or sufficient, or that our efforts will be successful in achieving timely or favorable results or in affecting the operations of the properties in which we have royalty interests in ways that would be beneficial to our stockholders.

Volatility in gold and other metal prices may have an adverse impact on the value of our royalty interests and reduce our royalty revenues.

The profitability of our royalty interests and exploration properties is directly related to the market price of gold and, to a lesser degree, other metal prices. The market price of each metal fluctuates widely and is affected by numerous factors beyond the control of any mining company. These factors include metal supply, industrial and jewelry fabrication demand, expectations with respect to the rate of inflation, the relative strength of the U.S. dollar and other currencies, interest rates, gold sales and loans by central banks, forward sales by metal producers, global or regional political, economic or banking crises, and a number of other factors. If the market price of gold, or certain other metals, should drop, our royalty revenues would also drop. Our sliding-scale GSR1 royalty at the Pipeline Mining Complex amplifies this. When the gold price falls below the steps in the sliding-scale GSR1 royalty, we receive a lower royalty rate on production. In addition, if gold and certain other metal prices drop dramatically, we might not be able to recover our investment in royalty interests or properties. The selection of a royalty investment or of a property for exploration or development, the determination to construct a mine and place it into production, and the dedication of funds necessary to achieve such purposes are decisions that must be made long before the first revenues from production will be received. Price fluctuations between the time that such decisions are made and the commencement of production can have a material adverse effect on the economics of a mine, and can eliminate or have a material adverse impact on the value of royalty interests.

The volatility in gold prices is illustrated by the following table, which sets forth, for the periods indicated (calendar year), the high and low prices in U.S. dollars per ounce of gold, based on the London P.M. fix.

Gold Price Per Ounce ($)

Year	High	Low

1998	313	273
1999	326	253
2000	312	263
2001	293	256
2002	349	278
2003	416	320
2004	454	375
2005	537	411
2006	725	525
2007 (through October 31, 2007)	790	608

The volatility in silver prices is illustrated by the following table which sets forth, for the periods indicated (calendar year), the high and low prices in U.S. dollars per ounce of silver, based on the London P.M. fix.

Silver Price Per Ounce ($)

Year	High	Low

1998	7.81	4.69
1999	5.75	4.88
2000	5.45	4.57
2001	4.82	4.07
2002	5.10	4.24
2003	5.97	4.37
2004	8.29	5.50
2005	9.23	6.39
2006	14.94	8.83
2007 (through October 31, 2007)	14.58	11.67

The volatility in copper prices is illustrated by the following table, which sets forth, for the periods indicated (calendar year), the high and low prices in U.S. dollars per pound of copper, based on the London Metal Exchange cash settlement price for copper Grade A.

Copper Price Per Pound ($)

Year	High	Low

1998	0.82	0.67
1999	0.80	0.63
2000	0.89	0.76
2001	0.81	0.62
2002	0.75	0.67
2003	1.00	0.72
2004	1.43	1.10
2005	2.08	1.44
2006	3.65	2.15
2007 (through October 31, 2007)	3.80	2.37

We depend on the services of our President and Chief Executive Officer, our Executive Chairman and other key employees.

We believe that our success depends on the continued service of our key executive management personnel. Currently, Tony Jensen is serving as President and Chief Executive Officer and Stanley Dempsey is serving as our Executive Chairman. Mr. Jensen has extensive experience in mining operations. Mr. Dempsey’s knowledge of the legal and commercial aspects of royalties and his extensive contacts within the mining industry give us an important competitive advantage. Loss of the services of Mr. Jensen, Mr. Dempsey or other key employees could jeopardize our ability to maintain our competitive position in the industry. We currently do not have key person life insurance for any of our officers or directors.

Our revenues are subject to operational risks of the mining industry.

Although we are not required to pay capital costs or most operating costs, our financial results are subject to hazards and risks normally associated with developing and operating mining properties, both for the properties where we have exploration alliances or indirectly for properties operated by others where we hold royalty interests. These risks include:

•	insufficient ore reserves;

•	fluctuations in production costs by the operators or third parties that may make mining of ore uneconomical or impact the amount of reserves;

•	declines in the price of gold and other metal prices;

•	significant environmental and other regulatory restrictions;

•	labor disputes;

•	geological problems;

•	pit walls or tailings dam failures;

•	natural catastrophes such as floods or earthquakes; and

•	the risk of injury to persons, property or the environment.

Operating cost increases can have a negative effect on the value of and income from our royalty interests, by potentially causing an operator to curtail, delay or close operations at a mine site.

Estimates of reserves and mineralization by the operators of mines in which we have royalty interests are subject to significant revision.

There are numerous uncertainties inherent in estimating proven and probable reserves and mineralization, including many factors beyond our control or the control of the operators of mineral properties in which we have a royalty interest. Reserve estimates on our royalty interests are prepared by the operators of the mining properties. We do not participate in the preparation or verification of such reports and have not independently assessed or verified the accuracy of such information. The estimation of reserves and of other mineralization is a subjective process and the accuracy of any such estimates is a function of the quality of available data and of engineering and geological interpretation and judgment. Results of drilling, metallurgical testing and production, and the evaluation of mine plans subsequent to the date of any estimate, may cause revision of such estimates. The volume and grade of reserves recovered and rates of production may be less than anticipated. Assumptions about gold and other precious metal prices are subject to great uncertainty and such prices have fluctuated widely in the past. Declines in the market price of gold or other precious metals also may render reserves or mineralization containing relatively lower grades of ore uneconomical to exploit. Changes in operating and capital costs and other factors including short-term operating factors, such as the need for sequential development of ore bodies and the processing of new or different ore grades, may materially and adversely affect reserves.

Estimates of production by the operators of mines in which we have royalty interests are subject to change and actual production may vary materially from such estimates.

Production estimates are prepared by the operators of the mining properties. There are numerous uncertainties inherent in estimating anticipated production attributable to our royalty interests, including many factors beyond our control or the control of the operators of mineral properties in which we have royalty interests. We do not participate in the preparation or verification of production estimates and have not independently assessed or verified the accuracy of such information. The estimation of anticipated production is a subjective process and the accuracy of any such estimates is a function of the quality of available data, reliability of production history, variability in grade encountered, mechanical or other problems encountered and engineering and geological interpretation and operator judgment. Rates of production may be less than anticipated. Results of drilling, metallurgical testing and production, and the evaluation of mine plans subsequent to the date of any estimate may cause actual production to vary materially from such estimates.

We could incur substantially more indebtedness which could have adverse effects on our business.

We could incur substantial indebtedness in the future in connection with the financing of acquisitions, strategic transactions or for other purposes. Any such acquisition could be material to us and could significantly increase the size and scope of our business. We currently have outstanding a relatively modest amount of indebtedness. If we were to incur substantial additional indebtedness, it may make it difficult for us to satisfy our debt obligations, increase our vulnerability to general adverse economic and industry conditions, require us to dedicate a substantial portion of our cash flow from operations and proceeds of any equity issuances to payments on our indebtedness, thereby reducing the availability of cash flow to fund acquisitions and other general corporate purposes, place us at a competitive disadvantage to our competitors that have less debt or have other adverse effects on us.

We may be unable to successfully acquire additional royalty interests.

Our future success depends upon our ability to acquire royalty interests at appropriate valuations, including through corporate acquisitions, to replace depleting reserves and to diversify our royalty portfolio. We anticipate that most of our revenues will be derived from royalty interests that we acquire or finance, rather than through exploration and development of properties. There can be no assurance that we will be able to identify and complete the acquisition of such royalty interests, or businesses that own desired royalty interests, at reasonable prices or on favorable terms. In addition, we face competition in the acquisition of royalty interests. If we are unable to successfully acquire additional royalties, the reserves on properties currently covered by our royalties will decline as existing reserves are mined. Furthermore, we may experience negative reactions from the financial markets, our collaborative partners and employees if we are unable to successfully complete acquisitions of royalty interests or businesses that own desired royalty interests. Each of these factors may adversely affect the trading price of our common stock and the Preferred Stock or financial results and operations.

Acquired royalty interests may not produce anticipated royalty revenues.

The royalty interests we acquire may not produce the anticipated royalty revenues. The success of our royalty acquisitions is based on our ability to make accurate assumptions regarding the valuation and timing and amount of royalty payments, particularly acquisitions of royalties on development stage properties. If the operator does not bring the property into production and operate in accordance with feasibility studies or other plans, acquired royalty interests may not yield royalty revenues or sufficient royalty revenues to be profitable. The Taparko project (currently in production) in Burkina Faso and the Peñasquito project in Mexico represent our largest development stage royalty acquisitions to date. The principal royalty assets of Battle Mountain, which we acquired on October 24, 2007, include royalties on gold and silver production from the Dolores project in Mexico, which is under development. In addition, our Pascua-Lama acquisition in Chile is in a pre-production stage. The failure of these projects to produce anticipated royalty revenues may materially and adversely affect our financial condition, results of operations and cash flows.

We may experience operational and other difficulties if we complete one or more significant acquisitions.

As part of our business model and growth strategy, we are engaged in a continual review of opportunities to acquire existing royalties, including acquiring companies that hold royalties. When we acquire a company, we may experience the need to hire additional personnel, difficulties in integrating the acquired company, increases in our general and administrative expenses and related problems. Furthermore, as part of the acquisition of a company or a group of royalties, we may acquire working interests and other assets outside of our core focus of precious metal royalties. This could expose us to the need for additional operating expertise, increased capital demands to fund the acquired working interests, and other costs and liabilities that would typically accrue to an operator of a natural resource property. In the event we experience these difficulties in connection with one or more acquisition, our business or financial results may be adversely affected.

Anticipated federal legislation could decrease our royalty revenues.

In recent years, the United States Congress has considered a number of proposed major revisions to the General Mining Law of 1872, which governs the creation and possession of mining claims and related activities on federal public lands in the United States. Bill H.R. 2262 has recently passed the U.S. House of Representatives and is pending consideration in the Senate and, if enacted, would impose a royalty payable to the U.S. Government on existing and future production of minerals from unpatented mining claims in the United States. If enacted, the new legislation could, among other provisions, render certain federal lands unavailable for the location of unpatented mining claims, afford greater public involvement in the mine permitting process, provide for citizen suits against miners operating on federal lands, and impose new and stringent environmental operating standards as well as new mined land reclamation requirements. If enacted, this new legislation could adversely affect the development of new mines and the expansion of existing mines, as well as increase the cost of all mining operations on federal lands, perhaps materially and adversely affecting mine operators and therefore our royalty revenue.

The effect of any revision of the General Mining Law on our royalty interests in the United States cannot be determined conclusively until such revision, if any, is enacted and challenges to the legislation, if any, have been finally resolved. A number of our United States royalty interests are on public lands. By way of example, if a royalty, assessment, production tax, or other levy imposed on and measured by production is charged to the operator at the Pipeline Mining Complex, the amount of that charge would be deducted from gross proceeds for calculation of our GSR1, GSR2 and GSR3 royalties, which would reduce our royalty revenues from these royalties.

The mining industry is subject to significant environmental risks.

Mining is subject to potential risks and liabilities associated with pollution of the environment and the disposal of waste products occurring as a result of mineral exploration and production. Laws and regulations in the United States and abroad intended to ensure the protection of the environment are constantly changing and generally are becoming more restrictive and costly. Insurance against environmental risks (including potential liability for pollution or other hazards as a result of the disposal of waste products occurring from exploration and production) is not generally available to the companies within the mining industry, such as the operators of the mines in which we hold a royalty interest, at a reasonable price. If an operator is forced to incur significant costs to comply with environmental regulations or becomes subject to environmental restrictions that limit its ability to continue or expand operations, it could reduce our royalty revenues. To the extent that we become subject to environmental liabilities for the time period during which we were operating properties, the satisfaction of any liabilities would reduce funds otherwise available to us and could have a material adverse effect on our financial condition, results of operations and cash flows.

If title to properties are not properly maintained by the operators, our royalty revenues may be decreased.

The validity of unpatented mining claims, which constitute a significant portion of the properties on which we hold royalties in the United States, is often uncertain and such validity is always subject to contest. Unpatented mining claims are generally considered subject to greater title risk than patented mining claims, or real property interests that are owned in fee simple. Because unpatented mining claims are self-initiated and self-maintained, they possess some unique vulnerabilities not associated with other types of property interests. It is impossible to ascertain the validity of unpatented mining claims from public real property records, and therefore it can be difficult or impossible to confirm that all of the requisite steps have been followed for location and maintenance of an unpatented mining claim. If title to unpatented mining claims included among our royalty properties has not been properly established or is not properly maintained, our royalty revenues could be adversely affected.

Foreign operations are subject to many risks.

Our foreign activities are subject to the risks normally associated with conducting business in foreign countries. This includes exchange controls and currency fluctuations, limitations on repatriation of earnings, foreign taxation, foreign environmental laws and enforcement, expropriation or nationalization of property, labor practices and disputes, and uncertain political and economic environments. There are also risks of war and civil disturbances, as well as other risks that could cause exploration or development difficulties or stoppages, restrict the movement of funds or result in the deprivation or loss of contract rights or the taking of property by nationalization or expropriation, without fair compensation. Exploration licenses granted by some foreign countries do not include the right to mine. Each country has discretion in determining whether to grant a license to mine. If an operator cannot secure a mining license following exploration of a property, the value of our royalty interest would be negatively affected. Foreign operations could also be adversely impacted by laws and policies of the United States affecting foreign trade, investment, and taxation. We currently have interests in projects in Argentina, Bolivia, Burkina Faso, Canada, Chile, Finland, Mexico, Nicaragra and Russia. We also evaluate precious metal royalty acquisitions or development opportunities in other parts of the world, including Africa, Asia, Australia, Central America, Europe, other Republics of the former Soviet Union, and South America.

We are also subject to the risks of operating in Burkina Faso, West Africa. Countries in the region have historically experienced periods of political uncertainty, exchange rate fluctuations, balance of payments and trade difficulties and problems associated with extreme poverty and unemployment. Any of these economic or political risks could adversely affect the Taparko project.

Our operations in Mexico are subject to risks such as the effects of political developments and local unrest, and communal property issues. In the past, Mexico has experienced prolonged periods of weak economic conditions characterized by exchange rate instability, increased inflation and negative economic growth, all of which could occur again in the future. Any of these risks could adversely affect the Mulatos mine, the Dolores project and the Peñasquito project.

We hold a royalty interest in an exploration property that is subject to the risks of operating in Russia. The economy of the Russian Federation continues to display characteristics of an emerging market, including extensive currency controls and potentially high inflation. The prospects for future economic stability in the Russian Federation are largely dependent upon the effectiveness of economic measures undertaken by the government, together with legal, regulatory and political developments. Russian laws, licenses and permits have been in a state of change and new laws may be given a retroactive effect.

Our Martha royalty is subject to risks relating to operating in Argentina. Argentina, while currently economically and politically stable, has experienced political instability, currency fluctuations and changes in banking regulations in recent years. Future instability, currency value fluctuations or regulation changes could adversely affect our revenues from the Martha mine.

Our Don Mario royalty, which we acquired when we acquired Battle Mountain on October 24, 2007, is subject to risks relating to operating in Bolivia. Bolivia has experienced political and social instability and the potential for nationalization of foreign business interests that could materially adversely affect the Don Mario mine.

Risks Related to the Offering

The market price of the Preferred Stock will be directly affected by the market price of our common stock, which may be volatile.

To the extent there is a secondary market for the Preferred Stock, we believe that the market price of the Preferred Stock will be significantly affected by the market price of our common stock. We cannot predict how our common stock will trade. This may result in greater volatility in the market price of the Preferred Stock than would be expected for nonconvertible preferred stock. From the beginning of fiscal year 2005 to June 30, 2007, the reported high and low sales prices for our common stock ranged from a low of $12.30 per share to a high of $41.66 per share. See “Risks Related to our Common Stock” for more information regarding the fluctuations in our stock price and factors affecting our stock price.

In addition, the stock markets in general, including the NASDAQ Global Select Market, experience price and trading fluctuations. These fluctuations may result in volatility in the market prices of securities that could be unrelated or disproportionate to changes in operating performance. These broad market fluctuations may adversely affect the market prices of the Preferred Stock and the common stock.

Purchasers of the Preferred Stock may suffer dilution of the Preferred Stock upon the issuance of a new series of preferred stock ranking equally with the Preferred Stock.

The terms of the Preferred Stock do not restrict the ability of Royal Gold to offer a new series of preferred stock that ranks equally with the Preferred Stock. Royal Gold has no obligation to consider the interest of the holders of the Preferred Stock in engaging in any such offering or transaction.

A holder of Preferred Stock may realize some or all of a decline in the market value of the common stock.

The market value of our common stock on November 15, 2010 may be less than $     per share, referred to as the initial price. If that market value is less than the initial price, then holders of the Preferred Stock will receive shares of common stock on November 15, 2010 with a market value per share of Preferred Stock that is less than the $100 liquidation preference. Accordingly, a holder of Preferred Stock assumes the entire risk that the market value of the common stock may decline. Any decline in the market value of the common stock may be substantial.

The opportunity for equity appreciation provided by an investment in the shares of the Preferred Stock is less than that provided by a direct investment in the common stock and may be limited if the market value of the common stock appreciates.

The number of shares of common stock that are issuable upon mandatory conversion on the conversion date of the Preferred Stock will decrease if the applicable market value increases to above $    . Therefore, the opportunity for equity appreciation provided by an investment in the Preferred Stock is less than that provided by a direct investment in the common stock. In addition, if the market value of our common stock appreciates and the applicable market value of our common stock is equal to or greater than the initial price but less than or equal to the threshold appreciation price, the aggregate market value of the shares of our common stock you receive upon mandatory conversion will only be equal to the aggregate liquidation preference of the Preferred Stock, and you will realize no equity appreciation on our common stock.

Common stock issued pursuant to subsequent offerings or eligible for future issuance or sale may cause the common stock price to decline, which may negatively impact your investment.

We may issue substantial additional shares of common stock or other securities in connection with acquisition transactions or for other purposes. Any such acquisition could be material to us and could significantly increase the size and scope of our business. Issuances or sales of substantial amounts of additional common stock or the perception that such issuances or sales could occur, may cause prevailing market prices for the common stock to decline and could result in dilution to our stockholders. As noted above, a decline in the market price of the common stock may negatively impact the market price for the Preferred Stock. See “Risk Factors — Risks Related to our Common Stock — Additional issuances of equity securities by us would dilute the ownership of our existing stockholders and could reduce our earnings per share” and “— If a large number of shares of our common stock is sold in the public market, the sales could reduce the trading price of our common stock and impede our ability to raise future capital”.

The issuance of shares of the Preferred Stock and the issuance of additional shares of our preferred stock in the future could adversely affect holders of common stock, which may negatively impact your investment.

The market price of our common stock is likely to be influenced by the Preferred Stock. For example, the market price of our common stock could become more volatile and could be depressed by:

•	investors’ anticipation of the potential resale in the market of a substantial number of additional shares of our common stock received upon conversion of the Preferred Stock;

•	possible sales of our common stock by investors who view the Preferred Stock as a more attractive means of equity participation in us than owning shares of our common stock;

•	hedging or arbitrage trading activity that may develop involving the Preferred Stock and our common stock; and

•	our failure to pay dividends on the Preferred Stock, which would prevent us from paying dividends to holders of our common stock.

In addition, Royal Gold’s board of directors is authorized to issue additional classes or series of preferred stock without any action on the part of the shareholders. This includes the power to set the terms of any such classes or series of preferred stock that may be issued, including voting rights, dividend rights and preferences over common stock with respect to dividends or upon the liquidation, dissolution or winding up of the business and other terms. If Royal Gold issues preferred stock in the future that has preference over the common stock with respect to the payment of dividends or upon liquidation, dissolution or winding up, or if Royal Gold issues preferred stock with voting rights that dilute the voting power of the common stock, the rights of holders of the common stock or the market price of the common stock could be adversely affected. As noted above, a decline in the market price of the common stock may negatively impact the market price for the Preferred Stock.

Holders of the Preferred Stock will have no rights as holders of common stock until they acquire the common stock upon conversion or as a dividend on the Preferred Stock.

Until you acquire common stock upon conversion of or as a dividend on the Preferred Stock, you will have no rights with respect to the common stock, including voting rights (except as described under “Description of the    % Mandatory Convertible Preferred Stock — Voting Rights” and as required by applicable Delaware law) and rights to receive any dividends or other distributions on the common stock. Upon conversion of, or receipt of common stock as a dividend on, the Preferred Stock, you will be entitled to exercise the rights of a holder of common stock only as to matters for which the record date occurs on or after the conversion date.

The Preferred Stock has never been publicly traded and there can be no assurance that an active trading market will develop.

Prior to this offering, there has been no public market for the Preferred Stock. The Preferred Stock is expected to be listed on the NASDAQ Global Select Market. There can be no assurance that an active trading market will develop, or if developed, that an active trading market will be maintained. The underwriters have advised Royal Gold that they intend to facilitate secondary market trading by making a market in the Preferred Stock. However, the underwriters are not obligated to make a market in the Preferred Stock and may discontinue market making activities at any time.

We may not be able to pay cash dividends on the Preferred Stock and there is a cap on the amount of common stock we may issue.

Financing agreements that we enter into in the future may limit our ability to pay cash dividends on our capital stock, including the Preferred Stock. In the event that any of our financing agreements in the future restrict our ability to pay cash dividends on the Preferred Stock, we will be unable to pay cash dividends on the Preferred Stock unless we can refinance amounts outstanding under those agreements. Under Delaware corporate law, Royal Gold may pay dividends on the Preferred Stock only to the extent that its total assets exceed its total liabilities and so long as Royal Gold is able to pay its debts as they become due in the usual course of its business. Further, even if adequate surplus is available to pay cash dividends on the Preferred Stock, we may not have sufficient cash to pay dividends on the Preferred Stock.

If on the mandatory conversion date or an earlier conversion date (with respect to optional conversion by the holder or a conversion upon a cash acquisition transaction), Royal Gold has not declared all or any portion of the accumulated and unpaid dividends payable on such date, the conversion rate will be adjusted so that holders receive an additional number of shares of common stock. However, the additional number of shares is subject to a share cap and, to the extent such number exceeds the share cap, Royal Gold will not pay the additional conversion amount in cash. See “Description of the    % Mandatory Convertible Preferred Stock.”

The Preferred Stock will rank junior to all of Royal Gold’s and its subsidiaries’ liabilities in the event of a bankruptcy, liquidation or winding up.

In the event of bankruptcy, liquidation or winding up, Royal Gold’s assets will be available to pay obligations on the Preferred Stock only after all of Royal Gold’s liabilities have been paid. In addition, the Preferred Stock will effectively rank junior to all existing and future liabilities of Royal Gold’s subsidiaries. The rights of holders of the Preferred Stock to participate in the assets of Royal Gold’s subsidiaries upon any liquidation or reorganization of any subsidiary will rank junior to the prior claims of that subsidiary’s creditors. As of the first quarter ended September 30, 2007, Royal Gold had total consolidated liabilities of $30.37 million, including $15.75 million of indebtedness. In the event of bankruptcy, liquidation or winding up, there may not be sufficient assets remaining, after paying Royal Gold and its subsidiaries’ liabilities, to pay amounts due on any or all of the Preferred Stock then outstanding. See “Risks Related to Our Business — We could incur substantially more indebtedness which could have adverse effects on our business” for the risks relating to our future incurrence of indebtedness.

The adjustment to the conversion rate and the payment of the cash acquisition dividend make-whole amount upon the occurrence of certain cash acquisitions may not adequately compensate you.

If a cash acquisition occurs prior to conversion, we will adjust the conversion rate for Preferred Stock converted during the cash acquisition conversion period unless the stock price is less than $      or above $      (in each case, subject to adjustment) and, with respect to those shares of Preferred Stock converted, holders will receive certain other consideration. The number of shares to be issued upon conversion in connection with a cash acquisition will be determined as described under “Description of the    % Mandatory Convertible Preferred Stock — Conversion at the Option of the Holder Upon Cash Acquisition; Cash Acquisition Dividend Make-Whole Amount.” Although this adjustment to the conversion rate and the payment of the cash acquisition dividend make-whole amount are designed to compensate you for the lost option value of your Preferred Stock and lost dividends as a result of a cash acquisition, they are only an approximation of such lost value and lost dividends and may not adequately compensate you for your actual loss. Furthermore, our obligation to adjust the conversion rate in connection with a cash acquisition and pay the cash acquisition dividend make-whole amount (whether in cash or shares of our common stock) could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

The Preferred Stock provides limited conversion rate adjustments.

The number of shares of common stock that you are entitled to receive on the mandatory conversion date, or as a result of early conversion of a share of Preferred Stock, is subject to adjustment for certain events arising from stock splits and combinations, stock dividends, certain cash dividends and specified other transactions. See “Description of the    % Mandatory Convertible Preferred Stock — Anti-Dilution Adjustments.” However, other events, such as employee stock option grants and other grants to employees under our equity compensation plans, offerings of our common stock for cash or issuances of common stock in connection with acquisitions will not give rise to such an adjustment. There can be no assurance that an event that adversely affects the value of the Preferred Stock, but does not result in an adjustment to the conversion rate, will not occur.

You may have to pay taxes with respect to distributions on the common stock that you do not receive.

The number of shares of common stock that you are entitled to receive on the mandatory conversion date, or as a result of early conversion of the Preferred Stock, is subject to adjustment for certain events arising from stock splits and combinations, stock dividends, certain cash dividends and certain other actions by Royal Gold or a third party that modify the capital structure. See “Description of Mandatory Convertible Preferred Stock — Anti-dilution Adjustments.” Under certain circumstances, you may be required to include an amount in income for U.S. federal income tax purposes, notwithstanding the fact that you do not actually receive such distribution. The amount that you would have to include in income is generally the fair market value of the additional common stock to which you would be entitled by reason of the adjustment. In addition, non-U.S. holders of the Preferred Stock may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal withholding tax requirements.

We will have the option to convert your Preferred Stock into common stock unless, on or prior to May 15, 2008, we complete a material transaction.

If, on or prior to May 15, 2008, we have not completed a material transaction involving the acquisition of assets or a business with a purchase price of $100 million or more, and we are then legally permitted to, and do, pay in cash all accured and unpaid dividends on the Preferred Stock through the provisional conversion date, we will have the right to convert your shares of Preferred Stock at a provisional conversion rate described under “Description of the    % Mandatory Convertible Preferred Stock — Provisional Conversion at Our Option.” The value of the provisional conversion rate is intended to approximate the fair value of the Preferred Stock at the time of conversion which may be less than your initial investment or the trading price immediately before we exercise our provisional conversion right. While we currently have material acquisition opportunities in various stages of active review, there can be no assurances that we will complete such an acquisition on or prior to May 15, 2008, or that we will not elect before such date to exercise our provisional conversion right.

Risks Related to our Common Stock

Our stock price may continue to be volatile and could decline.

The market price of our common stock has fluctuated and may decline in the future. The high and low sale prices of our common stock were $20.50 and $12.30 in the fiscal year ended June 30, 2005, $41.66 and $18.74 in the fiscal year ended June 30, 2006 and $37.50 and $23.25 for the fiscal year ended June 30, 2007. The fluctuation of the market price of our common stock has been affected by many factors that are beyond our control, including:

•	market prices of gold and other metals;

•	interest rates;

•	expectations regarding inflation;

•	ability of operators to produce precious metals and develop new reserves;

•	currency values;

•	general stock market conditions; and

•	global and regional political and economic conditions.

Additional issuances of equity securities by us would dilute the ownership of our existing stockholders and could reduce our earnings per share.

We may issue equity in the future in connection with acquisitions, strategic transactions or for other purposes. Any such acquisition could be material to us and could significantly increase the size and scope of our business, including our market capitalization. To the extent we issue substantial additional equity securities, the ownership of our existing stockholders would be diluted and our earnings per shares could be reduced.

If a large number of shares of our common stock is sold in the public market, the sales could reduce the trading price of our common stock and impede our ability to raise future capital.

We cannot predict what effect, if any, future issuances by us of our common stock or other equity will have on the market price of our common stock. In addition, shares of our common stock that we issue in connection with an acquisition may not be subject to resale restrictions. We issued approximately 1.14 million shares of our common stock in connection with the acquisition of Battle Mountain that closed on October 24, 2007 and may issue substantial additional shares of common stock or other securities in connection with material acquisition transactions. The market price of our common stock could decline if certain large holders of our common stock, or recipients of our common stock in connection with an acquisition, sell all or a significant portion of their shares of common stock or are perceived by the market as intending to sell these shares other than in an orderly manner. In addition, these sales could also impair our ability to raise capital through the sale of additional common stock in the capital markets.

We may change our dividend policy.

We have paid a cash dividend on our common stock for each fiscal year beginning in fiscal year 2000. Our board of directors has discretion in determining whether to declare a dividend based on a number of factors, including prevailing gold prices, economic market conditions, and funding requirements for future opportunities or operations. If our board of directors declines to declare dividends in the future, or reduces the current dividend level, our stock price could fall, and the success of an investment in our common stock would depend solely upon any future stock price appreciation in value. We have increased our dividends in prior years. There can be no assurance that we will continue to do so. For example, if we were to materially increase our borrowings to conduct a material acquisition, our board of directors could elect to modify our dividend policy and potentially reduce or eliminate dividends on common stock.

Certain anti-takeover provisions could delay or prevent a third party from acquiring us.

Provisions in our restated certificate of incorporation may make it more difficult for third parties to acquire control of us or to remove our management. Some of these provisions:

•	permit our board of directors to issue preferred stock that has rights senior to the common stock without stockholder approval; and

•	provide for three classes of directors serving staggered, three-year terms.

We are also subject to the business combination provisions of Delaware law that could delay, deter, or prevent a change in control. In addition, we have adopted a Stockholder’s Rights Plan that imposes significant penalties upon a person or group that acquires 15% or more of our outstanding common stock without the approval of the board of directors. Any of these measures could prevent a third party from pursuing an acquisition of Royal Gold, even if stockholders believe the acquisition is in their best interests.

USE OF PROCEEDS

We estimate that the net proceeds from this offering, after deducting estimated fees and expenses and underwriting discounts and commissions, will be approximately $      million ($      million if the underwriters exercise their option to purchase additional shares of Preferred Stock in full).

We intend to use the net proceeds from this offering for acquisitions of additional royalty interests. A key element of our business model and growth strategy is to seek high quality royalties on existing and planned mines. As part of this business model and growth strategy, we are engaged in a continual review of opportunities to acquire existing royalties, to create new royalties through the financing or joint venture of mining projects or to acquire companies that hold royalties. We currently, and generally at any time, have acquisition opportunities in various stages of active review, including, for example, our engagement of consultants and advisors to analyze particular opportunities, analysis of technical, financial and other confidential information, submission of indications of interest, obtaining debt commitments for acquisition financing, participation in preliminary discussions and involvement as a bidder in competitive auctions. We may enter into one or more acquisition transactions pursuant to opportunities under review as of the date of this prospectus or otherwise, and use the net proceeds from this offering to complete such acquisitions. Any such acquisition could be material to us and could significantly increase the size and scope of our business. In such event, we could issue substantial amounts of common stock, which would result in significant dilution to stockholders and a substantial number of shares of our common stock becoming eligible for future sale, and we could incur substantial additional indebtedness to fund the acquisition. See “Risk Factors — Risks Related to Our Common Stock” for risks relating to additional issuance of equity securities and “Risk Factors — Risks Related to Our Business” for the risks relating to our future incurrence of indebtedness. We could enter into one or more acquisition transactions at any time, including promptly following this offering. At this time we cannot provide assurance that all or any of the possible transactions will be concluded successfully. If we have not completed a material transaction involving the acquisition of assets or a business with a purchase price of $100 million or more on or prior to May 15, 2008, we will have the right to cause the conversion of the Preferred Stock at the provisional conversion rate described under “Description of the    % Mandatory Convertible Preferred Stock — Provisional Conversion at Our Option.”

We expect to invest the net proceeds of this offering pending their use for acquisitions of additional royalty interests in short-term, interest-bearing, investment grade securities.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2007 and as adjusted to reflect the sale of 1,000,000 shares of Preferred Stock at a public offering price of $100 per share in this offering and the application of the net proceeds therefrom. The following table does not reflect the acquisition of Battle Mountain. We may issue a substantial number of shares of additional common stock or incur substantial additional indebtedness in connection with material acquisitions in the future. See “Prospectus Supplement Summary — Possible Acquisitions.”

	As of September 30,
	2007
	Actual	As Adjusted
	(Dollars in thousands, unaudited)

Cash and equivalents	$90,812	$187,812

Long-term debt, including current portion
Stockholders’ equity:
Preferred stock, $.01 par value, 10,000,000 shares authorized; 1,000,000 shares of % mandatory convertible preferred stock issued as adjusted	—	100,000
Common stock, $.01 par value, 40,000,000 shares authorized; 29,154,872 shares issued	292	292
Additional paid-in capital	317,777	314,777
Accumulated other comprehensive income	272	272
Accumulated earnings	12,867	12,867
Treasury stock, at cost (229,224 shares)	(1,097)	(1,097)

Total stockholders’ equity	330,111	427,111

Total capitalization	$330,111	$427,111

The number of shares of common stock outstanding is based on 28,925,648 shares issued and outstanding at September 30, 2007. This number excludes:

•	shares of common stock issuable upon conversion of the Preferred Stock;

•	1,144,025 shares of common stock issued to Battle Mountain stockholders in connection with the acquisition of Battle Mountain;

•	541,714 shares of common stock issuable upon exercise of outstanding options at a weighted average exercise price of $17.93 per share, of which 398,280 shares of common stock are subject to options that are vested and immediately exercisable;

•	134,375 shares of restricted common stock, subject to achieving certain performance goals or continued service with us, outstanding under our 2004 Omnibus Long-Term Incentive Plan; and

•	316,567 shares of common stock reserved for future issuance under our equity compensation plans.

The number of shares of preferred stock outstanding at September 30, 2007 excludes 500,000 shares of Series A Junior Participating Preferred Stock that have been designated in connection with our rights plan.

The table assumes no exercise of the underwriters over-allotment option to purchase up to an additional 150,000 shares of Preferred Stock.

At our annual meeting of stockholders to be held on November 7, 2007, holders of our common stock will be considering and voting on a proposal to amend our restated certificate of incorporation to increase the authorized shares of our common stock from 40,000,000 shares to 100,000,000 shares.

MARKET PRICE OF OUR COMMON STOCK

Our common stock is listed on the NASDAQ Global Select Market under the symbol “RGLD” and traded on the Toronto Stock Exchange under the symbol “RGL.” The following table sets forth, for each of the quarterly periods indicated, the range of high and low sales prices, in U.S. dollars, of our common stock on the NASDAQ Global Select Market.

	High	Low

Year Ended June 30, 2006
First Quarter	$30.20	$18.74
Second Quarter	35.69	20.95
Third Quarter	41.66	27.01
Fourth Quarter	37.50	23.00
Year Ended June 30, 2007
First Quarter	$31.82	$25.67
Second Quarter	37.50	24.12
Third Quarter	36.50	29.31
Fourth Quarter	30.87	23.25
Year Ending June 30, 2008
First Quarter	$34.36	$23.85
Second Quarter (through November 2, 2007)	35.39	29.66

On November 2, 2007, the closing sale price of our common stock as reported on the NASDAQ Global Select Market was $32.73 per share. On November 2, 2007, the number of our common stockholders of record was 743.

DIVIDEND HISTORY

We have paid a cash dividend on our common stock for each fiscal year beginning in fiscal year 2000. We currently plan to pay a dividend on a calendar year basis, subject to the discretion of the board of directors.

For calendar year 2007, we announced an annual dividend of $0.26 per share of common stock, payable in four quarterly payments of $0.065 each. The first payment of $0.065 per share was made on January 19, 2007, to stockholders of record at the close of business on January 5, 2007. The second payment of $0.065 per share was made on April 20, 2007, to stockholders of record at the close of business on April 5, 2007. The third payment of $0.065 per share was made on July 20, 2007, to stockholders of record at the close of business on July 6, 2007. The fourth payment of $0.065 per share was made on October 19, 2007, to stockholders of record at the close of business on October 5, 2007.

For calendar year 2006, we paid an annual dividend of $0.22 per share of common stock, in four quarterly payments of $0.055 each. We paid the first payment of $0.055 per share on January 20, 2006, to stockholders of record at the close of business on January 6, 2006. We paid the second payment of $0.055 per share on April 21, 2006, to stockholders of record at the close of business on April 7, 2006. We paid the third payment of $0.055 on July 28, 2006, to stockholders of record at the close of business on July 7, 2006. We paid the fourth payment of $0.055 on October 20, 2006, to stockholders of record at the close of business on October 6, 2006.

For calendar year 2005, we paid an annual dividend of $0.20 per share of common stock, in four quarterly payments of $0.05 each. We paid the first payment of $0.05 per share on January 21, 2005, to stockholders of record at the close of business on January 7, 2005. We paid the second payment of $0.05 per share on April 22, 2005, to stockholders of record at the close of business on April 8, 2005. We paid the third payment of $0.05 on July 22, 2005, to stockholders of record at the close of business on July 8, 2005. We paid the fourth payment of $0.05 on October 21, 2005, to stockholders of record at the close of business on October 7, 2005.

Our board of directors has discretion in determining whether to declare a dividend based on a number of factors, including prevailing gold prices, economic market conditions, funding requirements for future opportunities or operations, the availability of funds legally permissible for the payment of dividends, and following this offering, the impact of dividend preferences on the Preferred Stock. While we have increased our dividends in prior years, there can be no assurance that we will continue to do so. For example, if we were to materially increase our borrowings to conduct a material acquisition, our board of directors could elect to modify our dividend policy and potentially reduce or eliminate dividends on our common stock.

DESCRIPTION OF THE    % MANDATORY CONVERTIBLE PREFERRED STOCK

The following is a summary of certain provisions of the certificate of designations for our     % mandatory convertible preferred stock (the “Preferred Stock”). A copy of the certificate of designations and the form of the Preferred Stock share certificate are available upon request from us at the address set forth under “Where You Can Find More Information.” The following summary of the terms of the Preferred Stock does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the certificate of designations.

As used in this section, the terms the “Company,” “us,” “we,” “our” or “Royal Gold” refer to Royal Gold, Inc., but do not include any of our current or future subsidiaries.

General

Under our restated certificate of incorporation, our board of directors is authorized, without further shareholder action, to issue up to 10,000,000 shares of preferred stock, par value $0.01 per share, in one or more series, with such voting powers (if any), designations, and relative preferences, participating, optional or other special rights, and qualifications, limitations or restrictions, as shall be set forth in the resolutions providing therefor. As of the date of this prospectus supplement, we had no outstanding shares of preferred stock. Rights to purchase Series A Junior Participating Preferred Stock have been distributed to holders of our common stock under a rights agreement, and a maximum of 500,000 shares of Series A Junior Participating Preferred Stock are authorized for issuance on exercise of rights. At the consummation of this offering, we will issue 1,000,000 shares of the Preferred Stock. In addition, we have granted the underwriters an option to purchase up to 150,000 additional shares in accordance with the procedures set forth in “Underwriting.”

When issued, the Preferred Stock and any common stock issued upon the conversion of the Preferred Stock will be fully paid and nonassessable. The holders of the Preferred Stock will have no preemptive or preferential right to purchase or subscribe to stock, obligations, warrants or other securities of the Company of any class.

The transfer agent for our common stock is Computershare Trust Company, Golden, Colorado; and Computershare Trust Company of Canada, Toronto, Ontario. Computershare Trust Company, Golden, Colorado will serve as transfer agent, registrar and conversion and dividend disbursing agent for the Preferred Stock.

Ranking

The Preferred Stock, with respect to dividend rights or rights upon our liquidation, winding-up or dissolution, ranks:

•	senior to our common stock, senior to our Series A Junior Participating Preferred Stock, $0.01 par value per share, and senior to each other class of capital stock or series of preferred stock established after the original issue date of the Preferred Stock (which we refer to as the “issue date”) the terms of which do not expressly provide that such class or series ranks senior to or on a parity with the Preferred Stock as to dividend rights or rights upon our liquidation, winding-up or dissolution (which we refer to collectively as “junior stock”);

•	on parity with any class of capital stock or series of preferred stock established after the issue date the terms of which expressly provide that such class or series will rank on a parity with the Preferred Stock as to dividend rights or rights upon our liquidation, winding-up or dissolution (which we refer to collectively as “parity stock”);

•	junior to each class of capital stock or series of preferred stock established after the issue date the terms of which expressly provide that such class or series will rank senior to the Preferred Stock as to dividend rights or rights upon our liquidation, winding-up or dissolution (which we refer to collectively as “senior stock”); and

•	junior to our existing and future indebtedness.

In addition, the Preferred Stock, with respect to dividend rights or rights upon our liquidation, winding-up or dissolution, will be structurally subordinated to existing and future indebtedness and other obligations of our subsidiaries.

Dividends

General

Holders of shares of the Preferred Stock will be entitled to receive, when, as and if declared by our board of directors, or an authorized committee of our board of directors, out of funds legally available for payment, cumulative dividends at the rate per annum of     % on the liquidation preference of $100 per share of Preferred Stock (equivalent to $      per annum per share), payable in cash, by delivery of shares of our common stock or through any combination of cash and shares of our common stock, as determined by us in our sole discretion (subject to the share cap (as defined below)). See ‘‘— Method of Payment of Dividends.” Dividends on the Preferred Stock will be payable quarterly on February 15, May 15, August 15 and November 15 of each year (each, a “dividend payment date”) to and including the mandatory conversion date (as defined below), commencing February 15, 2008, and shall accumulate from the most recent date as to which dividends shall have been paid or, if no dividends have been paid, from the issue date of the Preferred Stock, whether or not in any dividend period or periods there have been funds legally available for the payment of such dividends. Dividends will be payable to holders of record as they appear on our stock register on the immediately preceding February 1, May 1, August 1 and November 1, or the following business day if such date is not a business day (each, a “record date”). A “business day” means any day other than a Saturday or Sunday or other day on which commercial banks in New York City are authorized or required by law or executive order to close. If a dividend payment date is not a business day, payment will be made on the next succeeding business day, without any interest or other payment in lieu of interest accruing with respect to this delay.

A dividend period is the period from and including a dividend payment date to but excluding the next dividend payment date, except that the initial dividend period will commence on and include the issue date and will end on and exclude the February 15, 2008 dividend payment date. The amount of dividends payable on each share of the Preferred Stock for each full dividend period will be computed by dividing the annual dividend rate by four. Dividends payable on the Preferred Stock for any period other than a full dividend period are computed based upon the actual number of days elapsed during the period over a 360-day year (consisting of twelve 30-day months). Accordingly, the dividend on the Preferred Stock for the first dividend period, assuming the issue date is November   , 2007, will be $      per share (based on the annual dividend rate of     % and a liquidation preference of $100 per share) and will be payable, when, as and if declared, on February 15, 2008. The dividend on the Preferred Stock for each subsequent dividend period, when, as and if declared, will be $      per share (based on the annual dividend rate of     % and a liquidation preference of $100 per share). Accumulated dividends will not bear interest if they are paid subsequent to the applicable dividend payment date.

No dividend will be declared or paid, or any sum or number of shares of common stock set apart for the payment of dividends, upon any outstanding share of the Preferred Stock with respect to any dividend period unless all dividends for all preceding dividend periods have been declared and paid, or a sufficient sum or number of shares of common stock have been set apart for the payment of such dividend, upon all outstanding shares of the Preferred Stock.

Our ability to declare and pay cash dividends and make other distributions with respect to our capital stock, including the Preferred Stock, may be limited by the terms of our future indebtedness. In addition, our ability to declare and pay dividends may be limited by applicable Delaware law. See “Risk Factors — Risks Related to the Offering — We may not be able to pay cash dividends on the Preferred Stock.”

We will undertake to disclose in our quarterly and annual reports filed with the SEC the amount of any accumulated and unpaid dividends on the Preferred Stock for dividend periods ending prior to the last date of the relevant quarterly or annual period as to which such report relates.

Payment Restrictions

Unless all accumulated and unpaid dividends on the Preferred Stock for all past dividend periods shall have been paid in full, we will not:

•	declare or pay any dividend or make any distribution of assets on any junior stock, other than dividends or distributions in the form of junior stock and cash solely in lieu of fractional shares in connection with any such dividend or distribution;

•	redeem, purchase or otherwise acquire any shares of junior stock or pay or make any monies available for a sinking fund for such shares of junior stock, other than (A) upon conversion or exchange for other junior stock, (B) the purchase of fractional interests in shares of any junior stock pursuant to the conversion or exchange provisions of such shares of junior stock or the forfeiture of unvested shares of restricted stock granted to officers and employees upon termination of employment with the Company or any of its subsidiaries;

•	except as described below, declare or pay any dividend or make any distribution of assets on any shares of parity stock, other than dividends or distributions in the form of parity stock or junior stock and cash solely in lieu of fractional shares in connection with any such dividend or distribution; or

•	redeem, purchase or otherwise acquire any shares of parity stock, except upon conversion into or exchange for other parity stock or junior stock and cash solely in lieu of fractional shares in connection with any such conversion or exchange.

When dividends are not paid in full upon the shares of the Preferred Stock, as discussed above, all dividends declared on the Preferred Stock and any other parity stock shall be paid either:

•	pro rata so that the amount of dividends so declared on the shares of the Preferred Stock and each such other class or series of parity stock shall in all cases bear to each other the same ratio as accumulated dividends on the shares of the Preferred Stock and such class or series of parity stock bear to each other; or

•	on another basis that is at least as favorable to the holders of the Preferred Stock entitled to receive such dividends.

Method of Payment of Dividends

Subject to the share cap described below, we may pay any declared dividend (or any portion of any declared dividend) on the Preferred Stock (whether or not for a current dividend period or any prior dividend period, and including in connection with the payment of accumulated and declared and unpaid dividends pursuant to the provisions described under “— Mandatory Conversion,” “— Conversion at the Option of the Holder” and “— Conversion at the Option of the Holder Upon Cash Acquisition; Cash Acquisition Dividend Make-Whole Amount”), determined in our sole discretion:

•	in cash;

•	by delivery of shares of our common stock; or

•	through any combination of cash and shares of our common stock.

We will make each payment of a declared dividend on the Preferred Stock in cash, except to the extent we elect to make all or any portion of such payment in shares of our common stock. We will give the holders of the Preferred Stock notice of any such election and the portion of such payment that will be made in cash and in common stock 10 trading days prior to the dividend payment date for such dividend.

If we elect to make any such payment of a declared dividend, or any portion thereof, in shares of our common stock, such shares shall be valued for such purpose at 97% of the average of the closing prices of our common stock over the five consecutive trading day period ending on the second trading day immediately preceding the dividend payment date for such dividend.

No fractional shares of common stock will be delivered to the holders of the Preferred Stock. We will instead pay a cash adjustment to each holder that would otherwise be entitled to a fraction of a share of common stock based on the average of the closing prices of our common stock over the five consecutive trading day period ending on the second trading day immediately preceding the dividend payment date for such dividend.

To the extent a shelf registration statement is required in our reasonable judgment in connection with the issuance of or for resales of common stock issued as payment of a dividend, including dividends paid in connection with a conversion, we will, to the extent such a registration statement is not currently filed and effective, use our reasonable best efforts to file and maintain the effectiveness of such a shelf registration statement until the earlier of such time as all such shares of common stock have been resold thereunder and such time as all such shares are freely tradeable without registration. To the extent applicable, we will also use our reasonable best efforts to have the shares of common stock qualified or registered under applicable state securities laws, if required, and approved for listing on the NASDAQ Global Select Market and the Toronto Stock Exchange (or if our common stock is not listed on the NASDAQ Global Select Market or the Toronto Stock Exchange, as applicable, on the principal other U.S. national or regional securities exchange or Canadian securities exchange, as applicable, on which our common stock is then listed).

Share Cap

Notwithstanding the foregoing, in no event will the number of shares of our common stock delivered in connection with any regular dividend payment or any dividend payment made in connection with a conversion exceed a number equal to the total dividend payment divided by $     , which amount represents approximately 35% of the initial price (as defined below), subject to adjustment in the same manner as each fixed conversion rate as set forth under ‘‘— Anti-dilution Adjustments.” We refer to this provision as the “share cap”. To the extent we do not deliver shares as a result of this share cap and we are legally able to do so, we will, notwithstanding any notice by us to the contrary, pay the remaining declared and unpaid dividend in cash.

Redemption

The Preferred Stock will not be redeemable.

Liquidation Preference

In the event of our voluntary or involuntary liquidation, winding-up or dissolution, each holder of the Preferred Stock will be entitled to receive a liquidation preference in the amount of $100 per share of the Preferred Stock (the “liquidation preference”), plus an amount equal to accumulated and unpaid dividends on the shares to the date fixed for liquidation, winding-up or dissolution to be paid out of our assets available for distribution to our shareholders, after satisfaction of liabilities to our creditors and distributions to holders of senior stock and before any payment or distribution is made to holders of junior stock (including our common stock). If, upon our voluntary or involuntary liquidation, winding-up or dissolution, the amounts payable with respect to the liquidation preference plus an amount equal to accumulated and unpaid dividends of the Preferred Stock and all parity stock are not paid in full, the holders of the Preferred Stock and the parity stock will share equally and ratably in any distribution of our assets in proportion to the liquidation preference and an amount equal to accumulated and unpaid dividends to which they are entitled. After payment of the full amount of the liquidation preference and an amount equal to accumulated and unpaid dividends to which they are entitled, the holders of the Preferred Stock will have no right or claim to any of our remaining assets.

Neither the sale of all or substantially all our assets or business (other than in connection with our liquidation, winding-up or dissolution), nor our merger or consolidation into or with any other person, will be deemed to be our voluntary or involuntary liquidation, winding-up or dissolution.

The certificate of designations will not contain any provision requiring funds to be set aside to protect the liquidation preference of the Preferred Stock even though it is substantially in excess of the par value thereof.

Voting Rights

The holders of the Preferred Stock will have no voting rights except as set forth below or as otherwise required by Delaware law from time to time.

If dividends on the Preferred Stock are in arrears and unpaid for six or more quarterly dividend periods (whether or not consecutive), the holders of the Preferred Stock, voting separately as a single class with any parity stock having similar voting rights that are exercisable, will be entitled at our next regular or special meeting of shareholders to elect two additional directors to our board of directors. Upon the election of any additional directors, the number of directors that comprise our board shall be increased by such number of additional directors. Such voting rights and the terms of the directors so elected will continue until such time as the dividend arrearage on the Preferred Stock has been paid in full. At any time after voting power to elect directors shall have become vested and be continuing in the holders of the Preferred Stock, or if a vacancy shall exist in the office of any such additional director, our board of directors may, and upon written request of the holders of record of at least 25% of the outstanding shares of the Preferred Stock addressed to the chairman of our board shall, call a special meeting of the holders of the Preferred Stock (voting separately as a single class with any outstanding parity stock having similar voting rights that are exercisable) for the purpose of electing the directors that such holders are entitled to elect. No special meeting will be called for these purposes, however, during a period within the 60 days immediately preceding the date fixed for our next annual shareholders’ meeting, in which event, the election of directors that holders of our Preferred Stock and outstanding parity stock having similar voting rights that are exercisable are entitled to elect shall be held at such annual meeting. At any meeting held for the purpose of electing such a director, the presence in person or by proxy of the holders of at least a majority of the outstanding shares of the Preferred Stock and any outstanding parity stock having similar voting rights that are exercisable shall be required to constitute a quorum of the Preferred Stock and such parity stock, and the affirmative vote of the holders of a majority of the Preferred Stock and any parity stock present at the meeting, in person or by proxy, shall be sufficient to elect any such director. Any director so elected shall hold office until our next annual shareholders’ meeting, unless the term of any such director is earlier terminated by virtue of our having paid in full all dividends in arrears on the shares of Preferred Stock and any parity stock. Any vacancy in respect of any such director may be filled only by the vote of the remaining director elected by holders of our Preferred Stock and outstanding parity stock having similar voting rights that are exercisable, or if there be no such director, by holders of the Preferred Stock and outstanding parity stock having similar voting rights that are exercisable at a special meeting of our shareholders, or if no such special meeting is called, at the next annual meeting of our shareholders.

In addition, the affirmative vote or consent of the holders of at least 66 2/3% of the outstanding shares of the Preferred Stock and any outstanding parity stock having similar voting rights that are exercisable, voting separately as a single class, in person or by proxy, at an annual meeting of our shareholders or at a special meeting called for such purpose, or by written consent in lieu of such meeting, will be required to alter, repeal or amend, whether by merger, consolidation, combination, reclassification or otherwise, any provisions of our restated certificate of incorporation or the certificate of designations if the amendment would amend, alter or affect the powers, preferences or rights of the Preferred Stock so as to adversely affect the holders thereof, including, without limitation, the creation, increase in the authorized number, or issuance of shares of any class or series of senior stock. The certificate of designations provides that the authorization, increase in the authorized amount, or issuance of any shares of any class or series of parity stock or junior stock will not require the consent of the holders of the Preferred Stock, and will not be deemed to adversely affect the powers, preferences or rights of the holders of the Preferred Stock.

The number of votes that each share of the Preferred Stock and any parity stock participating in the votes described above shall have shall be in proportion to the liquidation preference of such share.

Mandatory Conversion

General

Each share of the Preferred Stock, unless previously converted, will automatically convert on November 15, 2010 (the “mandatory conversion date”), into a number of shares of common stock equal to the conversion rate described below. In addition to the number of shares of common stock issuable upon conversion of each share of the Preferred Stock on the mandatory conversion date, holders will have the right to receive an amount equal to all accumulated and declared and unpaid dividends on the Preferred Stock (payable as described under “Dividends — Method of Payment of Dividends”) for the then-current dividend period ending on the mandatory conversion date and all prior dividend periods (other than previously declared dividends on the Preferred Stock payable to holders of record as of a prior date). If on the mandatory conversion date we have not declared all or any portion of the accumulated and unpaid dividends payable on such date, the conversion rate will be adjusted so that holders receive an additional number of shares of common stock equal to the amount of accumulated and unpaid dividends that have not been declared (the “additional conversion amount”) divided by the average of the closing prices of our common stock over the 20 consecutive trading day period ending on the third trading day immediately preceding the mandatory conversion date; provided, however, that in no event shall we increase the number of shares of our common stock to be issued in excess of the share cap. To the extent that we do not deliver any or all additional shares as a result of the share cap, we will not pay the remaining additional conversion amount in cash.

The conversion rate, which is the number of shares of common stock issuable upon conversion of each share of the Preferred Stock on the mandatory conversion date, will, subject to adjustment as described under “— Anti-dilution Adjustments” below, be as follows:

•	if the applicable market value (as defined below) of our common stock is greater than $ , which we call the “threshold appreciation price,” then the conversion rate will be shares of common stock per share of the Preferred Stock (the “minimum conversion rate”), which is equal to $100 divided by the threshold appreciation price;

•	if the applicable market value of our common stock is less than or equal to the threshold appreciation price but equal to or greater than $ , which we call the “initial price,” then the conversion rate will be equal to $100 divided by the applicable market value of our common stock, which will be between shares and shares; or

•	if the applicable market value of our common stock is less than the initial price, then the conversion rate will be shares of common stock per share of the Preferred Stock (the “maximum conversion rate”), which is equal to $100 divided by the initial price.

We refer to the minimum conversion rate and the maximum conversion rate collectively as the “fixed conversion rates.” The fixed conversion rates, the initial price, the threshold appreciation price and the applicable market value are each subject to adjustment as described under “— Anti-dilution Adjustments” below.

Hypothetical Conversion Values Upon Mandatory Conversion

For illustrative purposes only, the following table shows the number of shares of our common stock that a holder of the Preferred Stock would receive upon mandatory conversion of one share of the Preferred Stock at various applicable market values for our common stock. The table assumes that there will be no conversion adjustments as described below under “ — Anti-dilution Adjustments”. The actual applicable market value of shares of our common stock may differ from those set forth in the table below. Given an initial price of $           and a threshold appreciation price of $          , a holder of our Preferred Stock

would receive on the mandatory conversion date the number of shares of our common stock and the conversion value per share of the Preferred Stock set forth below:

Conversion Value (Applicable
Market Value Multiplied by
	Number of Shares of our	the Number of the Shares of
Applicable Market Value of	Common Stock to be Received	our Common Stock to be Received
our Common Stock	upon Conversion	upon Conversion)

$		$
$		$
$		$
$		$
$		$
$		$
$		$
$		$

Accordingly, if the applicable market value of our common stock is greater than the threshold appreciation price, the aggregate market value of our common stock delivered upon conversion of each share of the Preferred Stock will generally be greater than the $100 liquidation preference of the share of the Preferred Stock. If the applicable market value of our common stock is less than or equal to the threshold appreciation price and equal to or greater than the initial price, the aggregate market value of our common stock delivered upon conversion of each share of the Preferred Stock will generally be equal to the $100 liquidation preference of the share of the Preferred Stock. If the applicable market value of our common stock is less than the initial price, the aggregate market value of our common stock delivered upon conversion of each share of the Preferred Stock will be generally less than the $100 liquidation preference of the share of the Preferred Stock.

Definitions

“Applicable market value” means the average of the closing prices of our common stock over the 20 consecutive trading day period ending on the third trading day immediately preceding the mandatory conversion date or the provisional conversion date (as defined below), as applicable. The “initial price” will be the closing price of our common stock on the NASDAQ Global Select Market on the date of this prospectus supplement. The “threshold appreciation price” represents an approximately     % appreciation over the initial price.

The “closing price” of our common stock or any securities distributed in a spin-off, as the case may be, on any date of determination means:

•	the closing price on that date or, if no closing price is reported, the last reported sale price of shares of our common stock or such other securities on the NASDAQ Global Select Market on that date; or

•	if our common stock or such other securities are not traded on the NASDAQ Global Select Market, the closing price on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which our common stock or such other securities are so traded or, if no closing price is reported, the last reported sale price of shares of our common stock or such other securities on the principal U.S. national or regional securities exchange on which our common stock or such other securities are so traded on that date; or

•	if our common stock or such other securities are not traded on a U.S. national or regional securities exchange, the last quoted bid price on that date for our common stock or such other securities in the over-the-counter market as reported by Pink Sheets LLC or a similar organization; or

•	if our common stock or such other securities are not so quoted by Pink Sheets LLC or a similar organization, the market price of our common stock or such other securities on that date as determined by a nationally recognized independent investment banking firm retained by us for this purpose.

A “trading day” is a day on which shares of our common stock:

•	are not suspended from trading on any U.S. national or regional securities exchange or association or over-the-counter market at the close of business; and

•	has traded at least once on the U.S. national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of our common stock.

All references herein to the closing price of our common stock on the NASDAQ Global Select Market shall be such closing price as reflected on the website of the NASDAQ Global Select Market (www.nasdaq.com) and as reported by Bloomberg Professional Service; provided that in the event that there is a discrepancy between the closing price as reflected on the website of the NASDAQ Global Select Market and as reported by Bloomberg Professional Service, the closing price on the website of the NASDAQ Global Select Market shall govern.

Provisional Conversion at Our Option

General

At any time on or prior to May 15, 2008, we may, at our option, cause the conversion of all, but not less than all, the outstanding shares of the Preferred Stock into a number of shares of common stock equal to the provisional conversion rate (as defined below), subject to adjustment as described below under “ — Anti-Dilution Adjustments”; provided, however, that we may not elect to exercise our provisional conversion right if, on or prior to May 15, 2008, we have completed a material transaction (as defined below).

We may elect to exercise our provisional conversion right only if, in addition to issuing the number of shares of our common stock equal to the provisional conversion rate described above, we are then legally permitted to, and do, pay holders of the Preferred Stock an amount in cash equal to all accumulated and unpaid dividends (whether or not declared) on the Preferred Stock for the then-current dividend period ending on the provisional conversion date (as defined below) and all prior dividend periods (other than previously declared dividends on the Preferred Stock payable to holders of record as of a prior date). If we have not or are unable to declare all or any portion of such dividends, we will not be able to exercise our provisional conversion right.

We may elect to deliver, in lieu of shares of our common stock upon conversion, cash or any combination of cash and shares of our common stock, as determined by us in our sole discretion. We will deliver an amount of cash (if any) equal to (a) (i) the provisional conversion rate minus (ii) the number of shares of common stock we deliver (if any) multiplied by (b) the applicable market value.

If we elect to exercise our provisional conversion right, we will send a written notice by first class mail to each holder of record of the Preferred Stock specifying, among other things, the provisional conversion date, that all accrued and unpaid dividends in respect of the current and any prior dividend period for which such dividend has not been paid in full will be paid in full in cash, whether such conversion amount will be payable in full in shares of our common stock or any combination of cash and shares of our common stock and, if a combination, specifying the portions payable in cash and common stock (which may be in percentage terms). In addition, we will issue a press release containing such information and publish such information on our website; provided, however, that the failure to issue such press release or publish such information on our website will not prevent or delay such conversion.

Definitions

“Material transaction” means the purchase, acquisition, by lease, exchange, merger, consolidation, succession or other acquisition, in one transaction or a series of related transactions from the same seller, of assets or a business, the aggregate purchase price of which is equal to or exceeds $100 million.

“Provisional conversion date” means the date fixed by the Company for provisional conversion of the Preferred Stock into shares of common stock, which will be no less than 45 nor more than 60 calendar days from the date of the written notice exercising such right.

“Provisional conversion rate” will be a number of shares of common stock per share of the Preferred Stock determined by reference to the table below and based on the applicable market value.

Provisional Conversion Rate Table

The following table sets forth the hypothetical provisional conversion rate per share of Preferred Stock for each applicable market value set forth below assuming an initial price of $35 per share of our common stock. The applicable market values set forth in the first column of the table will be adjusted as of any date on which the fixed conversion rates of our Preferred Stock are adjusted. The adjusted applicable market values will equal the applicable market values applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the minimum conversion rate immediately prior to the adjustment giving rise to the applicable market value adjustment and the denominator of which is the minimum conversion rate as so adjusted. Each of the provisional conversion rates in the table will be subject to adjustment in the same manner as each fixed conversion rate as set forth under “— Anti-dilution Adjustments.”

		Conversion Value (Applicable
Applicable Market		Market Value Multiplied by
Value	Provisional Conversion Rate	the Provisional Conversion Rate)

$5.00	6.6857 (“maximum provisional conversion rate”)	$33.43
$10.00	4.4857	$44.86
$15.00	3.7524	$56.29
$20.00	3.3857	$67.71
$25.00	3.1657	$79.14
$30.00	3.0190	$90.57
$35.00	2.9143	$102.00
$40.00	2.8357	$113.43
$45.00	2.7746	$124.86
$50.00	2.7257	$136.29
$55.00	2.6857	$147.71
$60.00	2.6524	$159.14
$65.00	2.6242 (“minimum provisional conversion rate”)	$170.57

The exact applicable market value may not be set forth on the table, in which case:

•	if the applicable market value is between two applicable market values on the table the provisional conversion rate will be determined by straight-line interpolation between the provisional conversion rates set forth for the higher and lower applicable market values;

•	if the applicable market value is in excess of $65.00 per share (subject to adjustment as described above), then the provisional conversion rate will be the minimum provisional conversion rate, subject to adjustment; and

•	if the applicable market value is less than $5.00 per share (subject to adjustment as described above), then the provisional conversion rate will be the maximum provisional conversion rate, subject to adjustment.

The hypothetical applicable market values and corresponding provisional conversion rates set forth above are based on certain assumptions (including an assumed initial price of $35.00 per share) and are for illustrative purposes only. The final applicable market values and provisional conversion rates will be set forth in the final prospectus supplement and may differ from those set forth above.

Conversion at the Option of the Holder

Other than during the cash acquisition conversion period (as defined below under “ — Conversion at the Option of the Holder Upon Cash Acquisition; Cash Acquisition Dividend Make-Whole Amount”), holders of the Preferred Stock have the right to convert their shares of the Preferred Stock, in whole or in part, at any time prior to the mandatory conversion date, into shares of our common stock at the minimum conversion rate of           shares of common stock per share of the Preferred Stock, subject to adjustment as described under “ — Anti-dilution Adjustments” below.

In addition to the number of shares of common stock issuable upon conversion of each share of the Preferred Stock at the option of the holder on the effective date of any early conversion (which we refer to as the “early conversion date”), each converting holder will have the right to receive an amount equal to all accumulated and declared and unpaid dividends on such converted share(s) of the Preferred Stock (payable as described under “Dividends — Method of Payment of Dividends”) for all prior dividend periods ending on or prior to the dividend payment date immediately preceding the early conversion date (other than previously declared dividends on the Preferred Stock payable to holders of record as of a prior date). If on the early conversion date we have not declared all or any portion of the accumulated and unpaid dividends payable for such prior dividend periods, the conversion rate will be adjusted so that holders receive an additional number of shares of common stock equal to such amount of accumulated and unpaid dividends that have not been declared, which we refer to as the “additional conversion amount”, divided by the average of the closing prices of our common stock over the 20 consecutive trading day period ending on the third trading day immediately preceding the early conversion date; provided, however, that in no event shall we increase the number of shares of our common stock to be issued in excess of the share cap. To the extent that we do not deliver any or all additional shares as a result of the share cap, we will not pay the remaining additional conversion amount in cash.

Except as described above, upon any optional conversion of the Preferred Stock, we will make no payment or allowance for unpaid dividends on the Preferred Stock.

Conversion at the Option of the Holder Upon Cash Acquisition; Cash Acquisition Dividend Make-Whole Amount

General

If a cash acquisition (as defined below) occurs prior to the mandatory conversion date, holders of the Preferred Stock will have the right to (i) convert their shares of the Preferred Stock, in whole or in part, into shares of common stock at the cash acquisition conversion rate (as defined below), (ii) with respect to such converted shares, receive accumulated and declared and unpaid dividends and a cash acquisition dividend make-whole amount (as defined below) and (iii) to the extent that on the effective date of the conversion upon cash acquisition, we have not declared any or all of the accumulated and unpaid dividends payable on such date, receive an adjustment in the conversion rate (described below).

To exercise this right, holders must submit their shares of the Preferred Stock for conversion at any time during the period (the “cash acquisition conversion period”) beginning on the effective date of such cash acquisition (the “effective date”) and ending at 5:00 p.m., New York City time, on the date that is 15 calendar days after the effective date at the conversion rate specified in the table below (the “cash acquisition conversion rate”). Holders of the Preferred Stock who do not submit their shares for conversion during the cash acquisition conversion period will not be entitled to convert their shares of the Preferred Stock at the cash acquisition conversion rate or to receive the cash acquisition dividend make-whole amount.

We will notify holders, at least 20 calendar days prior to the anticipated effective date of such cash acquisition, of the anticipated effective date of such transaction. In addition, if we elect to deliver some or all of the amount of accumulated and declared and unpaid dividends and the cash acquisition dividend make-

whole amount in shares of our common stock (as described below), such notice will indicate whether such amount will be payable in full in shares of our common stock or any combination of cash and shares of our common stock, and we will specify the combination (which may be in percentage terms) in the notice.

A “cash acquisition” will be deemed to have occurred at such time after the issue date of the Preferred Stock that there is consummated any acquisition (whether by means of a liquidation, share exchange, tender offer, consolidation, recapitalization, reclassification, merger of us or any sale, lease or other transfer of our and our subsidiaries’ consolidated assets) or a series of related transactions or events pursuant to which:

•	90% or more of our common stock is exchanged for, converted into or constitutes solely the right to receive cash, securities or other property; and

•	more than 10% of the cash, securities or other property consists of cash, securities or other property that is not, or upon issuance will not be, traded on the New York Stock Exchange or quoted on the NASDAQ Global Select Market or the NASDAQ Global Market (or their respective successors).

Cash Acquisition Conversion Rate

The cash acquisition conversion rate will be determined by reference to the table below and is based on the effective date of the transaction and the price (the “stock price”) paid per share of our common stock in such transaction. If the holders of our common stock receive only cash in the cash acquisition, the stock price shall be the cash amount paid per share. Otherwise, the stock price will be the average of the closing prices of our common stock over the 10 consecutive trading day period ending on the trading day preceding the effective date.

The stock prices set forth in the first row of the table (i.e., the column headers) will be adjusted as of any date on which the fixed conversion rates of the Preferred Stock are adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the minimum conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the minimum conversion rate as so adjusted. Each of the cash acquisition conversion rates in the table will be subject to adjustment in the same manner as each fixed conversion rate as set forth under “ — Anti-dilution Adjustments.”

The following table sets forth the cash acquisition conversion rate per share of Preferred Stock for each stock price and effective date set forth below.

Stock Price on Effective Date

Effective Date	$	$	$	$	$	$	$	$	$	$	$	$	$

November , 2007
November 15, 2008
November 15, 2009
November 15, 2010

The exact stock price and effective dates may not be set forth on the table, in which case:

•	if the stock price is between two stock price amounts on the table or the effective date is between two dates on the table, the cash acquisition conversion rate will be determined by straight-line interpolation between the cash acquisition conversion rates set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year;

•	if the stock price is in excess of $ per share (subject to adjustment as described above), then the cash acquisition conversion rate will be the minimum conversion rate, subject to adjustment; and

•	if the stock price is less than $ per share (subject to adjustment as described above), then the cash acquisition conversion rate will be the maximum conversion rate, subject to adjustment.

Cash Acquisition Dividend Make-Whole Amount

For any shares of the Preferred Stock that are converted during the cash acquisition conversion period, in addition to the shares of common stock issued upon conversion, we must, in our sole discretion (subject to the share cap), either:

(a) pay you in cash (or in our sole discretion in shares of our common stock or a combination of cash and shares of our common stock, as described under “Dividends — Method of Payment of Dividends”) to the extent we are legally permitted to do so, the sum of:

(1) an amount equal to any accumulated and declared and unpaid dividends on your shares of the Preferred Stock (other than previously declared dividends payable to holders on a prior dividend record date), and

(2) the present value of all dividend payments on your shares of the Preferred Stock from the effective date of the transaction for all remaining dividend periods to but excluding the mandatory conversion date (the “cash acquisition dividend make-whole amount”), or

(b) increase the number of shares of our common stock to be issued on conversion by a number equal to (x) the sum of any accumulated and declared and unpaid dividends and the cash acquisition dividend make-whole amount divided by (y) the stock price of shares of our common stock.

Upon the effective date of a cash acquisition, if we have not declared all or any portion of the accumulated and unpaid dividends payable on such date, the conversion rate will be adjusted so that holders receive an additional number of shares of common stock equal to the amount of accumulated and unpaid dividends that have not been declared, which we refer to as the additional conversion amount, divided by the stock price (as defined above); provided, however, that in no event shall we increase the number of shares of our common stock to be issued in excess of the share cap. To the extent that we do not deliver any or all additional shares as a result of the share cap, we will not pay the remaining additional conversion amount in cash.

The present value of the remaining dividend payment will be computed using a discount rate equal to    %. Our obligation to deliver shares at the cash acquisition conversion rate and pay the cash acquisition dividend make-whole amount could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

Conversion Procedures

Upon Mandatory Conversion or Provisional Conversion

Upon a mandatory conversion or if we elect to exercise our provisional conversion right, any outstanding shares of the Preferred Stock will automatically convert into shares of common stock on the mandatory conversion date or the provisional conversion date, as applicable. The person or persons entitled to receive the shares of common stock issuable upon applicable conversion of the Preferred Stock will be treated as the record holder(s) of such shares as of 5:00 p.m., New York City time, on the applicable conversion date. Except as provided under “— Anti-dilution Adjustments,” prior to 5:00 p.m., New York City time, on the applicable conversion date, the shares of common stock issuable upon conversion of the Preferred Stock will not be deemed to be outstanding for any purpose and you will have no rights with respect to such shares of common stock, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on the common stock, by virtue of holding the Preferred Stock.

Upon Early Conversion

If you elect to convert your shares of the Preferred Stock prior to the mandatory conversion date, in the manner described in “— Conversion at the Option of the Holder” or “— Conversion at the Option of the Holder Upon Cash Acquisition; Cash Acquisition Dividend Make-Whole Amount”, you must observe the following conversion procedures:

If you hold a beneficial interest in a global share of the Preferred Stock, to convert you must deliver to The Depository Trust Company (“DTC”) the appropriate instruction form for conversion pursuant to DTC’s conversion program and, if required, pay funds equal to the dividend payable on the next dividend payment date to which you are not entitled and, if required, pay all taxes or duties, if any.

If you hold shares of the Preferred Stock in certificated form, to convert you must:

•	complete and manually sign the conversion notice on the back of the Preferred Stock certificate or a facsimile of the conversion notice;

•	deliver the completed conversion notice and the certificated shares of the Preferred Stock to be converted to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay funds equal to the dividend payable on the next dividend payment date to which you are not entitled; and

•	if required, pay all transfer or similar taxes, if any.

The conversion date will be the date on which you have satisfied all of the foregoing requirements. You will not be required to pay any taxes or duties relating to the issuance or delivery of our common stock if you exercise your conversion rights, but you will be required to pay any tax or duty that may be payable relating to any transfer involved in the issuance or delivery of the common stock in a name other than your own. Certificates representing common stock will be issued and delivered only after all applicable taxes and duties, if any, payable by you have been paid in full.

The person or persons entitled to receive the shares of common stock issuable upon conversion of the Preferred Stock will be treated as the record holder(s) of such shares as of 5:00 p.m., New York City time, on the applicable conversion date. Prior to 5:00 p.m., New York City time, on the applicable conversion date, the shares of common stock issuable upon conversion of the Preferred Stock will not be deemed to be outstanding for any purpose and you will have no rights with respect to such shares of common stock, including voting rights, rights to respond to tender offers and rights to receive any dividends or other distributions on the common stock, by virtue of holding the Preferred Stock.

Fractional Shares

No fractional shares of common stock will be issued to holders of the Preferred Stock upon conversion. In lieu of any fractional shares of common stock otherwise issuable in respect of the aggregate number of shares of the Preferred Stock of any holder that are converted, that holder will be entitled to receive an amount in cash (computed to the nearest cent) equal to the same fraction of:

•	in the case of mandatory conversion, provisional conversion at our option or conversion in connection with a cash acquisition, the average of the closing prices of our common stock over the five consecutive trading day period preceding the trading day immediately preceding the conversion date; or

•	in the case of each early conversion at the option of a holder, the closing price per share of our common stock on the second trading day immediately preceding the conversion date.

If more than one share of the Preferred Stock is surrendered for conversion at one time by or for the same holder, the number of shares or our common stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Preferred Stock so surrendered.

Anti-dilution Adjustments

Each fixed conversion rate will be adjusted if:

(1) We issue common stock to all or substantially all of the holders of our common stock as a dividend or other distribution, in which event, each fixed conversion rate in effect at 5:00 p.m., New York City time, on the date fixed for determination of the holders of our common stock entitled to receive such dividend or other distribution will be divided by a fraction:

•	the numerator of which is the number of shares of our common stock outstanding at 5:00 p.m., New York City time, on the date fixed for such determination, and

•	the denominator of which is the sum of the number of shares of our common stock outstanding at 5:00 p.m., New York City time, on the date fixed for such determination and the total number of shares of our common stock constituting such dividend or other distribution.

Any adjustment made pursuant to this clause (1) will become effective immediately after 5:00 p.m., New York City time, on the date fixed for such determination. If any dividend or distribution described in this clause (1) is declared but not so paid or made, each fixed conversion rate shall be readjusted, effective as of the date our board of directors publicly announces its decision not to make such dividend or distribution, to such fixed conversion rate that would be in effect if such dividend or distribution had not been declared. For the purposes of this clause (1), the number of shares of common stock outstanding at 5:00 p.m., New York City time, on the date fixed for such determination shall not include shares held in treasury but shall include any shares issuable in respect of any scrip certificates issued in lieu of fractions of shares of common stock. We will not pay any dividend or make any distribution on shares of common stock held in treasury.

(2) We issue to all or substantially all holders of our common stock rights or warrants (other than rights or warrants issued pursuant to a dividend reinvestment plan or share purchase plan or other similar plans) entitling them, for a period of up to 45 calendar days from the date of issuance of such rights or warrants, to subscribe for or purchase our shares of common stock at less than the “current market price” (as defined below) of our common stock, in which case each fixed conversion rate in effect at 5:00 p.m., New York City time, on the date fixed for determination of the holders of our common stock entitled to receive such rights or warrants will be increased by multiplying such fixed conversion rate by a fraction:

•	the numerator of which is the sum of the number of shares of common stock outstanding at 5:00 p.m., New York City time, on the date fixed for such determination and the number of shares of our common stock issuable pursuant to such rights or warrants, and

•	the denominator of which is the sum of the number of shares of common stock outstanding at 5:00 p.m., New York City time, on the date fixed for such determination and the number of shares of common stock equal to the quotient of (x) the aggregate offering price payable to exercise such rights or warrants divided by (y) the current market price of our common stock.

Any adjustment made pursuant to this clause (2) will become effective immediately after 5:00 p.m., New York City time, on the date fixed for such determination. In the event that such rights or warrants described in this clause (2) are not so issued, each fixed conversion rate shall be readjusted, effective as of the date our board of directors publicly announces its decision not to issue such rights or warrants to such fixed conversion rate that would then be in effect if such issuance had not been declared. To the extent that such rights or warrants are not exercised prior to their expiration or shares of our common stock are otherwise not delivered pursuant to such rights or warrants upon the exercise of such rights or warrants, each fixed conversion rate shall be readjusted to such fixed conversion rate that would then be in effect had the adjustment made upon the issuance of such rights or warrants been made on the basis of the delivery of only the number of shares of our common stock actually delivered. In determining the aggregate offering price payable for such shares of our common stock, there shall be taken into account any consideration received for such rights or warrants and the value of such consideration (if other than cash, to be determined by our board of directors). For the purposes of this clause (2), the number of shares of common stock at the time outstanding shall not include shares held in treasury but shall include any shares issuable in respect of any scrip certificates issued in lieu of fractions of shares of common stock. We will not issue any such rights or warrants in respect of shares of common stock held in treasury.

(3) We subdivide or combine our common stock, in which event the conversion rate in effect at 5:00 p.m., New York City time, on the effective date of such subdivision or combination shall be multiplied by a fraction:

•	the numerator of which is the number of shares of our common stock that would be outstanding immediately after, and solely as a result of, such subdivision or combination, and

•	the denominator of which is the number of shares of our common stock outstanding immediately prior to such subdivision or combination.

Any adjustment made pursuant to this clause (3) shall become effective immediately after 5:00 p.m., New York City time, on the effective date of such subdivision or combination.

(4) (A) We distribute to all or substantially all holders of our common stock evidences of our indebtedness, shares of capital stock, securities, cash or other assets, excluding:

•	any dividend or distribution covered by clause (1) above;

•	any rights or warrants covered by clause (2) above;

•	any dividend or distribution covered by clause (5) below; and

•	any spin-off (as defined below) to which the provisions set forth in clause (4)(B) shall apply,

in which event each fixed conversion rate in effect at 5:00 p.m., New York City time, on the date fixed for the determination of holders of our common stock entitled to receive such distribution will be multiplied by a fraction:

•	the numerator of which is the current market price of our common stock, and

•	the denominator of which is the current market price of our common stock minus the fair market value, as determined by our board of directors, on such date fixed for determination of the portion of the evidences of indebtedness, shares of capital stock, securities, cash or other assets so distributed applicable to one share of our common stock.

(B) In the event that we make a distribution to all or substantially all holders of our common stock consisting of capital stock of, or similar equity interests in, or relating to a subsidiary or other business unit of ours (herein referred to as a “spin-off”), each fixed conversion rate in effect at 5:00 p.m., New York City time, on the date fixed for the determination of holders of our common stock entitled to receive such distribution will be multiplied by a fraction:

•	the numerator of which is the sum of the current market price of our common stock and the fair market value, as determined by our board of directors, of the portion of those shares of capital stock or similar equity interests so distributed applicable to one share of common stock as of the fifteenth trading day after the “ex-date” for such distribution (or, if such shares of capital stock or equity interests are listed on a U.S. national or regional securities exchange, the average of the closing prices of such securities for the 10 consecutive trading day period ending on such fifteenth trading day), and

•	the denominator of which is the current market price of our common stock.

Any adjustment made pursuant to this clause (4) shall become effective immediately after 5:00 p.m., New York City time, on the date fixed for the determination of the holders of our common stock entitled to receive such distribution. In the event that such distribution described in this clause (4) is not so made, each fixed conversion rate shall be readjusted, effective as of the date our board of directors publicly announces its decision not to pay such dividend or distribution, to such fixed conversion rate that would then be in effect if such distribution had not been declared. If an adjustment to each fixed conversion rate is required under this clause (4) during any conversion period in respect of shares of the Preferred Stock that have been tendered for conversion, delivery of the shares of our common stock issuable upon conversion will be delayed to the extent necessary in order to complete the calculations provided for in this clause (4).

(5) We make a distribution consisting exclusively of cash to all or substantially all holders of our common stock, excluding:

•	any cash dividend on our common stock to the extent that the aggregate cash dividend per share of our common stock does not exceed $0.070 in any fiscal quarter (the “dividend threshold amount”),

•	any cash that is distributed in a reorganization event (as described below),

•	any dividend or distribution in connection with our liquidation, dissolution or winding up, and

•	any consideration payable as part of a tender or exchange offer,

in which event, each fixed conversion rate in effect at 5:00 p.m., New York City time, on the date fixed for determination of the holders of our common stock entitled to receive such distribution will be multiplied by a fraction:

•	the numerator of which is the current market price of our common stock, and

•	the denominator of which is the current market price of our common stock minus the amount per share of such distribution.

If an adjustment is required to be made as set forth in this clause (5) as a result of a distribution (x) that is a regularly scheduled quarterly dividend, the amount per share of such dividend or distribution for purposes of the second bullet point above will be deemed to be the amount by which such dividend exceeds the applicable dividend threshold amount or (y) that is not a regularly scheduled quarterly dividend, the amount per share of such dividend or distribution for purposes of the second bullet point above will be deemed to be the full amount of such distribution.

The dividend threshold amount is subject to adjustment on an inversely proportional basis whenever fixed conversion rates are adjusted; provided that no adjustment will be made to the dividend threshold amount for adjustments made to the fixed conversion rates pursuant to this clause (5).

Any adjustment made pursuant to this clause (5) shall become effective immediately after 5:00 p.m., New York City time, on the date fixed for the determination of the holders of our common stock entitled to receive such distribution. In the event that any distribution described in this clause (5) is not so made, each fixed conversion rate shall be readjusted, effective as of the date our board of directors publicly announces its decision not to pay such distribution, to the conversion rate which would then be in effect if such distribution had not been declared.

(6) We or any of our subsidiaries successfully complete a tender or exchange offer pursuant to a Schedule TO or registration statement on Form S-4 for our common stock (excluding any securities convertible or exchangeable for our common stock), where the cash and the value of any other consideration included in the payment per share of our common stock exceeds the current market price of our common stock, in which event each fixed conversion rate in effect at 5:00 p.m., New York City time, on the date of expiration of the tender or exchange offer (the “expiration date”) will be multiplied by a fraction:

•	the numerator of which shall be equal to:

(a)	the sum of:

i.	the aggregate cash and fair market value (as determined by our board of directors) on the expiration date of any other consideration paid or payable for shares validly tendered or exchanged and not withdrawn as of the expiration date; and

ii.	the product of:

1. the current market price of our common stock; and

2. the number of shares of our common stock outstanding immediately after the last time tenders or exchanges may be made pursuant to such tender or exchange offer (the “expiration time”) on the expiration date.

•	the denominator of which will be equal to:

(a)	the product of:

i.	the current market price of our common stock; and

ii.	the number of shares of our common stock outstanding immediately prior to the expiration time on the expiration date.

Any adjustment made pursuant to this clause (6) shall become effective immediately after 5:00 p.m., New York City time, on the expiration date. In the event that we are, or one of our subsidiaries is, obligated to purchase shares of our common stock pursuant to any such tender offer or exchange offer, but we are, or such subsidiary is, permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then each fixed conversation rate shall be readjusted to be the conversion rate that would then be in effect if such tender offer or exchange offer had not been made. Except as set forth in the preceding sentence, if the application of this clause (6) to any tender offer or exchange offer would result in a decrease in each fixed conversation rate, no adjustment shall be made for such tender offer or exchange offer under this clause (6). If an adjustment to each fixed conversion rate is required pursuant to this clause (6) during any settlement period in respect of shares of the Preferred Stock that have been tendered for conversion, delivery of the related conversion consideration will be delayed to the extent necessary in order to complete the calculations provided for in this clause (6).

In cases where the fair market value of assets (including cash), debt securities or certain rights, warrants or options to purchase our securities as to which clauses (4)(A) and (5) above apply, applicable to one share of common stock distributed to stockholders, equals or exceeds the average of the closing prices of our common stock over the five consecutive trading day period ending on the trading day before the ex-date for such distribution, rather than being entitled to an adjustment in each fixed conversion rate, holders of the Preferred Stock will be entitled to receive upon conversion, in addition to a number of shares of our common stock equal to the applicable conversion rate in effect on the applicable conversion date, the kind and amount of assets (including cash), debt securities or rights, warrants or options comprising the distribution that such holder would have received if such holder had converted its shares of the Preferred Stock immediately prior to the record date for determining the holders of our common stock entitled to receive the distribution calculated by multiplying the kind and amount of assets (including cash), debt securities or rights, warrants or options comprising the distribution by the number of shares of our common stock equal to the minimum conversion rate in effect on the applicable conversion date.

To the extent that we have a rights plan in effect with respect to our common stock on any conversion date, upon conversion of any shares of the Preferred Stock, you will receive, in addition to our common stock, the rights under the rights plan, unless, prior to such conversion date, the rights have separated from our common stock, in which case each fixed conversion rate will be adjusted at the time of separation as if we made a distribution to all holders of our common stock as described in clause (4) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

For the purposes of determining the adjustment to the fixed conversion rate for the purposes of:

•	clauses (2), (4)(A) and (5) above, the “current market price” of our common stock is the average of the closing prices of our common stock over the five consecutive trading day period ending on the trading day before the “ex-date” with respect to the issuance or distribution requiring such computation;

•	clause (4)(B) above, the “current market price” of our common stock is the average of the closing prices over the first 10 consecutive trading days commencing on and including the fifth trading day following the “ex-date” for such distribution; and

•	clause (6) above, the “current market price” of our common stock is the average of the closing prices of our common stock over the five consecutive trading day period ending on the seventh trading day after the date of expiration of the tender or exchange offer.

The term “ex-date,” when used with respect to any issuance or distribution, means the first date on which shares of our common stock trade without the right to receive such issuance or distribution.

In the event of:

•	any consolidation or merger of us with or into another person (other than a merger or consolidation in which we are the continuing corporation and in which the shares of our common stock outstanding immediately prior to the merger or consolidation are not exchanged for cash, securities or other property of us or another person);

•	any sale, transfer, lease or conveyance to another person of all or substantially all of our property and assets;

•	any reclassification of our common stock into securities including securities other than our common stock; or

•	any statutory exchange of our securities with another person (other than in connection with a merger or acquisition)

(each, a “reorganization event”), each share of the Preferred Stock outstanding immediately prior to such reorganization event shall, without the consent of the holders of the Preferred Stock, become convertible into the kind of securities, cash and other property that such holder would have been entitled to receive if such holder had converted its Preferred Stock into common stock immediately prior to such reorganization event. For purposes of the foregoing, the type and amount of consideration that a holder of the Preferred Stock would have been entitled to receive as a holder of our common stock in the case of any reorganization event that causes our common stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of shareholder election) will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election. In such event, on the applicable conversion date, the applicable conversion rate then in effect will be applied to determine the amount and value of securities, cash or property a holder of one share of our common stock would have received in such transaction (without interest thereon and without any right to dividends or distributions thereon which have a record date prior to the date such shares of the Preferred Stock are actually converted). The applicable conversion rate, in the case of a mandatory conversion or a provisional conversion, and the minimum conversion rate, in the case of an early conversion, shall be determined using the applicable market value of the exchanged property. Holders have the right to convert their shares of the Preferred Stock early in the event of certain cash mergers as described under

“— Conversion at the Option of the Holder Upon Cash Acquisition; Cash Acquisition Dividend Make-Whole Amount.”

In addition, we may make such increases in each fixed conversion rate as we deem advisable in order to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of our shares (or issuance of rights or warrants to acquire our shares) or from any event treated as such for income tax purposes or for any other reason. We may only make such a discretionary adjustment if we make the same proportionate adjustment to each fixed conversion rate.

In the event of a taxable distribution to holders of our common stock that results in an adjustment of each fixed conversion rate or an increase in each fixed conversion rate in our discretion, holders of the Preferred Stock may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal income tax as a dividend. In addition, non-U.S. holders of the Preferred Stock may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal withholding tax requirements. See “Material U.S. Federal Tax Considerations — Tax Consequences to U.S. Holders — Adjustment of Conversion Rate” in this prospectus supplement.

Adjustments to the conversion rate will be calculated to the nearest 1/10,000th of a share. Prior to the mandatory conversion date, no adjustment in the conversion rate will be required unless the adjustment would require an increase or decrease of at least one percent in the conversion rate. If any adjustment is not required to be made because it would not change the conversion rate by at least one percent, then the adjustment will be carried forward and taken into account in any subsequent adjustment; provided, however, that with respect to adjustments to be made to the conversion rate in connection with cash dividends paid by us, we will make such adjustments, regardless of whether such aggregate adjustments amount to one percent or more of the conversion rate no later than February 15 of each calendar year; provided further that on the mandatory conversion date, adjustments to the conversion rate will be made with respect to any such adjustment carried forward and which has not been taken into account before such date.

No adjustment to the conversion rate will be made if holders may participate in the transaction that would otherwise give rise to such adjustment.

The applicable conversion rate will not be adjusted:

(a) upon the issuance of any common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in common stock under any plan;

(b) upon the issuance of any common stock or rights or warrants to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

(c) upon the issuance of any common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the date the Preferred Stock was first issued; or

(d) for a change in the par value or no par value of our common stock.

We will be required, as soon as practicable after the conversion rate is adjusted, to provide or cause to be provided written notice of the adjustment to the holders of shares of the Preferred Stock. We will also be required to deliver a statement setting forth in reasonable detail the method by which the adjustment to each fixed conversion rate was determined and setting forth each revised fixed conversion rate.

If an adjustment is made to the fixed conversion rates, an inversely proportional adjustment also will be made to the threshold appreciation price and the initial price solely for the purposes of determining which clauses of the definition of the conversion rate will apply on the conversion date. Because the applicable market value is an average of the closing prices of our common stock over a 20 consecutive trading day period, we will make appropriate adjustments to the closing prices prior to the relevant ex-date used to calculate the applicable market value to account for any adjustments to the initial price, the threshold appreciation price and the fixed conversion rates that become effective during the period in which the applicable market value is being calculated. If:

•	the record date for a dividend or distribution on our common stock occurs after the end of the 20 consecutive trading day period used for calculating the applicable market value and before the mandatory conversion date, and

•	that dividend or distribution would have resulted in an adjustment of the number of shares issuable to the holders of the Preferred Stock had such dividend record date occurred on or before the last trading day of such 20 trading day period, then we will deem the holders of the Preferred Stock to be holders of record of our common stock for purposes of that dividend or distribution. In this case, the holders of the Preferred Stock would receive the dividend or distribution on our common stock together with the number of shares of common stock issuable upon mandatory conversion of the Preferred Stock.

Book-Entry, Delivery and Form

The certificates representing the Preferred Stock will be issued in fully registered form. Ownership of beneficial interests in a global security will be limited to persons who have accounts with DTC (“participants”) or persons who hold interests through such participants. Ownership of beneficial interests in a global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

So long as DTC, or its nominee, is the registered owner or holder of a global security, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Preferred Stock represented by such global security for all purposes under the certificate of designations and the securities. No beneficial owner of an interest in a global security will be able to transfer that interest except in accordance with the applicable procedures of DTC in addition to those provided for under the certificate of designations.

Payments of dividends on the global security will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither we nor the party serving as registrar and transfer, conversion and dividend disbursing agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that DTC or its nominee, upon receipt of any payment of dividends in respect of a global security, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global security as shown on the records of DTC or its nominee, as the case may be. We also expect that payments by participants to owners of beneficial interests in such global security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

We understand that DTC is a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include:

•	securities brokers and dealers;

•	banks, trust companies; and

•	clearing corporations and certain other organizations.

Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (indirect participants).

Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in a global security among its participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the party serving as registrar and transfer, conversion and dividend disbursing agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

If DTC is at any time unwilling or unable to continue as a depositary for the global security and we do not appoint a successor depositary within 90 days, we will issue certificated shares in exchange for the global securities. Holders of an interest in a global security may receive certificated shares, at our option, in accordance with the rules and procedures of DTC in addition to those provided for under the certificate of designations. Beneficial interests in global securities held by any direct or indirect participant may also be exchanged for certificated shares upon request to DTC by such direct participant (for itself or on behalf of an indirect participant), in accordance with DTC’s customary procedures.

The information in this section concerning DTC and its book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS

The following is a summary of certain U.S. federal income and estate tax consequences relevant to the purchase, ownership, conversion and disposition of the Preferred Stock and common stock received in respect thereof. The following summary is based upon current provisions of the Internal Revenue Code of 1986, as amended, referred to as the Code, Treasury Regulations and judicial and administrative authority, all of which are subject to change, possibly with retroactive effect. State, local and foreign tax consequences are not summarized, nor are tax consequences to special classes of investors including, but not limited to, tax-exempt organizations, insurance companies, banks or other financial institutions, partnerships or other entities classified as partnerships for U.S. federal income tax purposes, dealers in securities, persons liable for the alternative minimum tax, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, persons that will hold the Preferred Stock or common stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction, persons who functional currency is not the U.S. dollar, and non-U.S. holders (as defined below) that own, or are deemed to own, more than 5% of our common stock or more than 5% of the Preferred Stock. Tax consequences may vary depending upon the particular status of an investor. The summary is limited to taxpayers who will hold the Preferred Stock and the common stock received in respect thereof as “capital assets” (generally, held for investment) and who purchase the Preferred Stock in the initial offering at the initial offering price. Each potential investor should consult with its own tax adviser as to the federal, state, local, foreign and any other tax consequences of the purchase, ownership, conversion, and disposition of the Preferred Stock and common stock received in respect thereof.

If an entity treated as a partnership for U.S. federal income tax purposes holds the Preferred Stock or common stock received in respect thereof, the U.S. federal income tax treatment of the partnership and its partners will generally depend on the status of the partners and the activities of the partnership. A partner in a partnership holding the Preferred Stock or common stock received in respect thereof should consult its own tax advisor with regard to the U.S. federal income tax treatment of an investment therein.

U.S. Holders

The discussion in this section is addressed to a holder of the Preferred Stock and common stock received in respect thereof that is a “U.S. holder” for federal income tax purposes. You are a U.S. holder if you are a beneficial owner of the Preferred Stock or common stock received in respect thereof that is for U.S. federal income tax purposes (i) a citizen or individual resident of the United States; (ii) a corporation created or organized in the United States or under the laws of the United States or of any State (or the District of Columbia); (iii) an estate whose income is subject to United States federal income tax regardless of its source; or (iv) a trust if (x) a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust or (y) the trust has validly elected to be treated as a U.S. domestic trust.

Distributions

Distributions with respect to the Preferred Stock or the common stock (other than certain stock distributions) will be taxable as dividend income when paid to the extent of Royal Gold’s current or accumulated earnings and profits as determined for U.S. federal income tax purposes. To the extent that the amount of a distribution with respect to the Preferred Stock or common stock exceeds Royal Gold’s current and accumulated earnings and profits, such distribution will be treated first as a tax-free return of capital to the extent of the U.S. holder’s adjusted tax basis in the Preferred Stock or common stock, as the case may be, and thereafter as capital gain. Although not free from doubt, we do not believe U.S. holders will recognize dividend income until accrued dividends are paid in cash or common stock. However, there is no assurance that the IRS will not take a different position and, for example, argue that U.S. holders should recognize dividend income as dividends accrue. U.S. holders should consult their tax advisors.

If we make a distribution on the Preferred Stock in the form of our common stock, such distribution will be taxable for U.S. federal income tax purposes in the same manner as the distributions described in the previous paragraph and in an amount equal to the fair market value of the common stock on the date of its distribution. A U.S. holder’s tax basis in such common stock will equal the fair market value of such common stock on the distribution date, and the holder’s holding period for the distributed common stock will begin on the day following the distribution date. For purposes of the remainder of the discussion under this heading, it is assumed that distributions paid on the Preferred Stock or our common stock will constitute dividends for U.S. federal income tax purposes.

Distributions constituting dividend income received by an individual in respect of the Preferred Stock or common stock before January 1, 2011 are generally subject to taxation at a maximum rate of 15%, provided certain holding period requirements are satisfied. Distributions on the Preferred Stock or common stock constituting dividend income paid to holders that are U.S. corporations will generally qualify for the dividends received deduction, subject to various limitations. The benefits of the dividends received deduction to a corporate U.S. holder may be reduced or eliminated by many exceptions and restrictions, including restrictions relating to the corporate U.S. holder’s taxable income, holding period of the Preferred Stock or common stock, and debt financing.

If a dividend (or a series of dividends, if certain aggregation rules apply) were to be paid in respect of the Preferred Stock that exceeds 5% of a U.S. holder’s adjusted tax basis in the Preferred Stock (as could occur if accumulated and unpaid dividends were allowed to accumulate to a sufficiently large amount), it could be characterized as an “extraordinary dividend” (as defined in Section 1059 of the Code). As a consequence, U.S. holders that are corporations would be required to (x) reduce their basis in the Preferred Stock (but not below zero) by the portion of any dividends received by them in respect of the Preferred Stock that are not taxed because of the dividends received deduction and (y) treat any non-taxed portion of such dividends in excess of such basis as gain from the sale or exchange of the Preferred Stock for the taxable year in which such dividend is received. U.S. holders that are individuals would be required to treat any losses on the sale of Preferred Stock as long-term capital losses to the extent of dividends received by them in respect of the Preferred Stock that qualify for the reduced 15% tax rate. A U.S. holder should consult its own tax advisor regarding the availability of the reduced dividend tax rate and the dividends received deduction in light of its particular circumstances.

Dispositions

A U.S. holder will generally recognize capital gain or loss on a sale or exchange (other than a conversion into common stock) of the Preferred Stock or the common stock equal to the difference between the amount realized upon the sale or exchange (not including any amount attributable to accumulated and unpaid dividends or declared and unpaid dividends, which will be taxable as described above) and the holder’s adjusted tax basis in the shares sold or exchanged. Such capital gain or loss will be long-term capital gain or loss if the holder’s holding period for the shares sold or exchanged is more than one year. Long-term capital gains of noncorporate taxpayers are generally taxed at a lower maximum marginal tax rate than the maximum marginal tax rate applicable to ordinary income. The deductibility of net capital losses by individuals and corporations is subject to limitations.

Conversion

As a general rule, a U.S. holder will not recognize any gain or loss in respect of the receipt of common stock upon the conversion of the Preferred Stock, except as otherwise provided below regarding cash received in lieu of fractional shares and cash or common stock received in respect of accrued and unpaid dividends. The adjusted tax basis of common stock received on conversion will equal the adjusted tax basis of the Preferred Stock converted (reduced by the portion of adjusted tax basis allocated to any fractional common stock exchanged for cash and subject to downward adjustment, if any, described below), and the holding period of such common stock received on conversion will generally include the period during which the converted Preferred Stock was held prior to conversion.

Cash received in lieu of a fractional common share will generally be treated as a payment in a taxable exchange for such fractional common share, and gain or loss will be recognized on the receipt of cash in an amount equal to the difference between the amount of cash received and the amount of adjusted tax basis allocable to the fractional common share. Cash or common stock received in respect of accrued and unpaid dividends will be taxable as described under “Distributions.”

In the event Royal Gold exercises the option to cause a provisional conversion of the Preferred Stock, and, in respect of such conversion, pays a U.S. holder cash in an amount equal to the net present value of future dividends (see “Description of Mandatory Convertible Preferred Stock — Provisional Conversion at Our Option”) the tax treatment is uncertain. We intend to take the position that such cash should be taxable (to the extent of gain realized by the U.S. holder) either as a dividend, in the event Royal Gold has sufficient accumulated earnings and profits at the time of such conversion, or otherwise as capital gain. For this purpose, a U.S. holder realizes gain on the conversion equal to the excess, if any, of the sum of the fair market value of the common stock and the cash received upon early conversion over the U.S. holder’s adjusted tax basis in the Preferred Stock immediately prior to conversion. To the extent the amount of cash that the U.S. holder receives exceeds the gain realized, the excess amount will not be taxable to such U.S. holder but will reduce its adjusted tax basis in the common stock. A U.S. holder will not be permitted to recognize any loss realized by it upon conversion of Preferred Stock into common stock.

U.S. holders should be aware that the tax treatment described above in respect of the payments made in respect of future dividends is not entirely certain and may be challenged by the Internal Revenue Service, or the “IRS,” on grounds that the cash received attributable to future dividends represents a taxable dividend to the extent Royal Gold has earnings and profits at the time of conversion. Under this characterization, the U.S. holder would be subject to tax on cash received on account of future dividends even if it realized a loss on Royal Gold’s early conversion of the Preferred Stock into the common stock.

Upon Provisional Conversion of the Preferred Stock, we may deliver solely cash, or any combination of cash and shares of our common stock, as described above under “Description of the     % Mandatory Convertible Preferred Stock — Provisional Conversion at Our Option.”

In the event that we deliver solely cash upon such a conversion, the U.S. holder’s gain or loss will be determined in the same manner as if the U.S. holder disposed of the Preferred Stock in a taxable disposition (as described above under “U.S. Holders — Disposition”). In the event that we deliver common stock and cash upon such a conversion, the U.S. federal income tax treatment of the conversion is uncertain. U.S. holders should consult their tax advisers regarding the consequences of such a conversion. It is possible that the conversion may be treated as a recapitalization or as a partially taxable exchange, as briefly discussed below.

Treatment as a recapitalization.  If a U.S. holder converts Preferred Stock and receives a combination of common stock and cash, we intend to take the position that the conversion will be treated as a recapitalization for U.S. federal income tax purposes, although the tax treatment is uncertain. Assuming such treatment, a U.S. holder will recognize capital gain, but not loss, equal to the excess of the sum of the fair market value of the common stock and cash received over the holder’s adjusted tax basis in the Preferred Stock, but in no event will the capital gain recognized exceed the amount of cash received (excluding cash attributable to a fractional share).

A U.S. holder’s tax basis in the common stock received upon a conversion of Preferred Stock will equal the tax basis of the Preferred Stock that was converted, reduced by the amount of cash received (excluding cash received in lieu of a fractional share), and increased by the amount of gain, if any, recognized (other than with respect to a fractional share).

The receipt of cash in lieu of a fractional share will result in capital gain or loss (measured by the difference between the cash received in lieu of the fractional share and the U.S. holder’s tax basis in the fractional share). A U.S. holder’s tax basis in a fractional share will be determined by allocating the holder’s tax basis in the common stock between the common stock received upon conversion and the fractional share, in accordance with their respective fair market values.

Any capital gain recognized by U.S. holders upon conversion will be long-term capital gain if at the time of conversion the Preferred Stock has been held for more than one year. Long-term capital gains recognized by non-corporate U.S. holders are generally subject to reduced tax rates. A U.S. holder’s holding period for common stock received upon conversion will include the period during which such holder held the Preferred Stock.

Alternative treatment as part conversion and part redemption.  If the conversion of Preferred Stock into cash and common stock were not treated as a recapitalization, the cash payment received would generally be treated as proceeds from the sale of a portion of the Preferred Stock and taxed in the manner described under “U.S. Holders — Dispositions” above (or in the case of cash received in lieu of a fractional share, taxed as a disposition of a fractional share), and the common stock received would be treated as having been received upon a conversion of the Preferred Stock, which generally would not be taxable to a U.S. holder. In this case, the U.S. holder’s tax basis in the Preferred Stock would generally be allocated pro rata among the common stock received, the fractional share that is treated as sold for cash and the portion of the Preferred Stock that is treated as sold for cash. The holding period for the common stock received in the conversion would include the holding period for the Preferred Stock.

In the event a U.S. holder’s Preferred Stock is converted pursuant to an election by the holder in the case of certain acquisitions, or is converted pursuant to certain other transactions including the consolidation or merger into another person, the tax treatment of such a conversion will depend upon the facts underlying the particular transaction triggering such a conversion. Each U.S. holder should consult its tax advisor to determine the specific tax treatment of a conversion under such circumstances.

Adjustment of Conversion Rate

Under certain circumstances, adjustments (or failure to make adjustments) to the conversion rate of the Preferred Stock may result in constructive distributions under Section 305(c) of the Code to the holders of the Preferred Stock or holders of the common stock includable in income in the manner described under “Distributions,” above, if and to the extent that certain adjustments on the conversion rate increase the proportionate interest of a U.S. holder in our earnings and profits. Thus, under certain circumstances, U.S. holders may recognize income in the event of a constructive distribution even though they may not receive any cash or property. For example, an increase in the conversion ratio to reflect a taxable dividend to holders of common stock or to reflect an undeclared dividend on the Preferred Stock will generally give rise to a deemed taxable dividend to the holders of Preferred Stock to the extent of our current and accumulated earnings and profits. In addition, if Royal Gold delivers stock in full or partial payment of a Cash Acquisition Dividend Make Whole Amount, U.S. holders may be treated as receiving a constructive dividend to the extent of our current and accumulated earnings and profits. Adjustment to the conversion rate made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing dilution in the interest of the U.S. holder of the Preferred Stock, however, will generally not be considered to result in a constructive dividend distribution.

It is possible that a U.S. holder’s right to receive a variable number of common shares upon conversion based on a conversion rate formula linked to the value of the common shares could be viewed as a constructive distribution of stock to such U.S. holder under section 305 of the Code, which, if so treated, would be subject to tax as a dividend to the extent of our current or accumulated earnings and profits. While the matter is not free from doubt due to the lack of authority directly on point, we intend to take the position that such a conversion rate formula does not result in a constructive distribution of stock.

Information Reporting and Backup Withholding on U.S. Holders

Information returns will be filed with the IRS in connection with payments of dividends and the proceeds from a sale or other disposition of Preferred Stock or common stock payable to a U.S. holder that is not an exempt recipient, such as a corporation. Certain U.S. holders may be subject to backup withholding with respect to the payment of dividends on the Preferred Stock or common stock and to certain payments of proceeds on the sale or redemption of the Preferred Stock unless such U.S. holders provide proof of an applicable exemption or a correct taxpayer identification number, and otherwise comply with applicable requirements of the backup withholding rules.

Any amount withheld under the backup withholding rules from a payment to a holder is allowable as a credit against such holder’s U.S. federal income tax, which may entitle the holder to a refund, provided that the holder timely provides the required information to the IRS. Moreover, certain penalties may be imposed by the IRS on a holder who is required to furnish information but does not do so in the proper manner. Holders are urged to consult their own tax advisors regarding the application of backup withholding in their particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury Regulations.

Non-U.S. Holders

The discussion in this section is addressed to holders of the Preferred Stock and common stock received in respect thereof that are “non-U.S. holders.” You are a non-U.S. holder if you are not a U.S. holder or an entity treated as a partnership for U.S. federal income tax purposes.

Distributions

Generally, distributions treated as dividends as described above (including any constructive distributions taxable as dividends, any cash paid upon an early conversion that is treated as a dividend, and any stock distribution treated as a dividend) paid to a non-U.S. holder with respect to the Preferred Stock or the common stock will be subject to a 30% U.S. withholding tax, or such lower rate as may be specified by an applicable income tax treaty, unless the dividends are (i) effectively connected with a trade or business carried on by the non-U.S. holder within the United States (and the non-U.S. holder provides the payor with a Form W-8ECI (or other applicable form)) and (ii) if an income tax treaty applies, attributable to a U.S. permanent establishment or, in the case of an individual, a fixed base maintained by the non-U.S. holder. Dividends effectively connected with such trade or business, and, if an income tax treaty applies, attributable to such permanent establishment or fixed base, will generally be subject to U.S. federal income tax on a net basis at applicable individual or corporate rates. A non-U.S. holder that is a corporation may be subject to an additional “branch profits tax” at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty) on the deemed repatriation from the United States of its “effectively connected earnings and profits,” subject to certain adjustments. Under applicable Treasury Regulations, a non-U.S. holder (including, in certain cases of non-U.S. holders that are entities, the owner or owners of such entities) will be required to satisfy certain certification requirements on IRS Form W-8BEN (or other applicable form) in order to claim a reduced rate of withholding pursuant to an applicable income tax treaty.

Dispositions

A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on gain realized on the sale or exchange of the Preferred Stock or the common stock (including, in the case of conversion, the deemed exchange that gives rise to a payment of cash in lieu of a fractional common share) unless:

•	the gain is effectively connected with a U.S. trade or business of the holder (or, if a tax treaty applies, the gain is not attributable to a U.S. permanent establishment or, in the case of an individual, a fixed base maintained by such non-U.S. holder);

•	in the case of a non-resident alien individual, such holder is present in the United States for 183 or more days in the taxable year of the sale or disposition and certain other conditions are met; or

•	we are or have been a U.S. real property holding corporation, as described below, at any time within the five-year period preceding the disposition or the non-U.S. holder’s holding period, whichever period is shorter, and the Preferred Stock or common stock (as applicable) has ceased to be traded on an established securities market prior to the beginning of the calendar year in which the sale or disposition occurs. Generally, a corporation is a U.S. real property holding corporation if the fair market value of its U.S. real property interests, as defined in the Code and applicable regulations, equals or exceeds 50% of the aggregate fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. Because of our ownership of substantial royalty interests in gold assets in the United States, it is possible that we presently may be, or may become, a U.S. real property holding corporation. Notwithstanding the foregoing, so long as the Preferred Stock and common stock are regularly traded on an established securities market, under applicable Treasury regulations, non-U.S. holders who never beneficially own more than 5% of the Preferred Stock or 5% of the common stock, as applicable, will not be subject to U.S. federal income tax on any gain realized on the sale, exchange or redemption of Preferred Stock or common stock solely because we are or have been a U.S. real property holding corporation. Non-U.S. holders that may be treated as actually or constructively owning more than 5% of the Preferred Stock, more than 5% of our common stock, or Preferred Stock having a fair market value equal to 5% or more of our common stock, may be subject to different, less favorable rules if we are or were to become a U.S. real property holding corporation. Such persons should consult their own tax advisors as to the U.S. Federal income tax consequences of the ownership and disposition of our Preferred Stock or common stock.

If a non-U.S. holder is described in the first or third bullet points above, it will be subject to tax on the net gain derived from the sale, redemption, or other taxable disposition in the same manner as if the non-U.S. holder were a U.S. holder. In addition, if a non-U.S. holder is a foreign corporation that falls under the first or third bullet points above, it may be subject to an additional branch profits tax equal to 30% (or lesser rate as may be specified under an applicable income tax treaty), and a non-U.S. holder that falls under the third bullet point will be subject to a ten percent withholding tax applied to gross proceeds received. Any amounts withheld may be applied as a credit against the non-U.S. holder’s U.S. federal income tax liability. If a non-U.S. holder is an individual described in the second bullet point above, such holder will be subject to a flat 30% tax on the gain derived form the sale, redemption, or other taxable disposition, which may be offset by U.S. source capital losses, even though such holder is not considered a resident of the United States.

Conversion

As a general rule, a non-U.S. holder will not recognize any gain or loss in respect of the receipt of common stock upon the conversion of the Preferred Stock, except with respect to any cash received in lieu of a fractional share, which will be taxed as described above under “Non-U.S. Holders — Dispositions.” Additionally, non-U.S. holders that receive cash or common stock attributable to any accumulated, declared and unpaid dividends on the Preferred Stock will be treated as described above under “Non-U.S. Holders — Distributions.” A non-U.S. holder may recognize capital gain or dividend income when the holder receives an additional amount attributable to future dividends, as described above under “U.S. Holders — Conversion into Common Shares.” The tax treatment of such amount is uncertain and we may withhold 30% of such amount as described above under “Non-U.S. Holders — Distributions.”

Federal Estate Tax

Our Preferred Stock and common stock owned or treated as owned by an individual who is not a citizen or resident of the United States (as specially defined for U.S. Federal estate tax purposes) at the time of death will be included in the individual’s gross estate for U.S. Federal estate tax purposes, unless an applicable estate tax or other treaty provides otherwise and, therefore may be subject to U.S. Federal estate tax.

Information Reporting and Backup Withholding on Non-U.S. Holders

Payment of dividends (including constructive dividends), and the tax withheld with respect thereto, is subject to information reporting requirements. These information reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable income tax treaty or withholding was not required because the dividends were effectively connected with a trade or business in the United States conducted by the non-U.S. holder. Under the provisions of an applicable income tax treaty or agreement, copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides. U.S. backup withholding will generally apply on payment of dividends to non-U.S. holders unless such non-U.S. holders furnish to the payor a Form W-8BEN (or other applicable form), or otherwise establish an exemption and we do not have actual knowledge or reason to know that the holder is a U.S. person, as defined under the Code, that is not an exempt recipient.

Payment of the proceeds of a sale of the Preferred Stock or common stock within the U.S. or conducted through certain U.S.-related financial intermediaries is subject to information reporting and, depending on the circumstances, backup withholding, unless the non-U.S. holder, or beneficial owner thereof, as applicable, certifies that it is a non-U.S. holder on Form W-8BEN (or other applicable form), or otherwise establishes an exemption and the payor does not have actual knowledge or reason to know the holder is a U.S. person, as defined under the Code, that is not an exempt recipient.

Any amount withheld under the backup withholding rules from a payment to a holder is allowable as a credit against such holder’s U.S. federal income tax, which may entitle the holder to a refund, provided that the holder timely provides the required information to the IRS. Moreover, certain penalties may be imposed by the IRS on a holder who is required to furnish information but does not do so in the proper manner. Holders are urged to consult their own tax advisors regarding the application of backup withholding in their particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury Regulations.

UNDERWRITING

We intend to offer shares of our Preferred Stock through the underwriters. Merrill Lynch, Pierce, Fenner & Smith Incorporated is acting as a representative of the underwriters named below; we have agreed to sell to the underwriters, and the underwriters severally have agreed to purchase from us, the number of shares of our Preferred Stock listed opposite their names below.

Number
Underwriter	of Shares

Merrill Lynch, Pierce, Fenner & Smith Incorporated
HSBC Securities (USA) Inc.

Total

The underwriters have agreed to purchase all of the shares of our Preferred Stock (other than those covered by the overallotment option described below) sold under the underwriting agreement if any of these shares of our Preferred Stock are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares of our Preferred Stock, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the Preferred Stock and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representative has advised us that the underwriters propose initially to offer the shares of our Preferred Stock to the public at the public offering price on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of $      per share. The underwriters may allow, and the dealers may re-allow, a discount not in excess of $      per share to other dealers. After the public offering, the public offering price, concession and discount may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their overallotment option.

	Per Share	Without Option	With Option

Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to Royal Gold, Inc.	$	$	$

The expenses of the offering, not including the underwriters’ discount, are estimated to be approximately $      and are payable by us.

Overallotment Option

We have granted an option to the underwriters to purchase up to 150,000 additional shares of our Preferred Stock at the public offering price on the cover page of this prospectus supplement, less the underwriting discount. The underwriters may exercise this option for 30 days from the date of this prospectus supplement solely to cover any overallotments. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares of our Preferred Stock proportionate to the underwriter’s initial amount reflected in the above table.

No Sale of Similar Securities

We and our executive officers and directors have agreed with the underwriters not to offer, sell, contract to sell or otherwise dispose of any of the shares of our Preferred Stock or common stock or any of our other securities that are substantially similar to the shares of our Preferred Stock or common stock, any securities that are convertible into or exchangeable for, or represent the right to receive, shares of our Preferred Stock or common stock or any such substantially similar securities or to file any registration statement with the SEC under the Securities Act relating to any such securities, during the period from the date of this prospectus supplement continuing through the date 60 days after the date of this prospectus supplement, except with the prior written consent of Merrill Lynch Pierce, Fenner & Smith, Incorporated. This agreement does not prohibit us from (i) filing a registration statement in connection with the offer and sale of the Preferred Stock, (ii) issuing any common stock issuable upon the conversion of the shares of our Preferred Stock offered hereby or any securities issued pursuant to director or employee stock option or benefit plans existing on, or upon the exercise, conversion or exchange of convertible or exchangeable securities or options outstanding as of, the date of this prospectus supplement or (iii) offering, selling or filing a registration statement for securities to be issued to any seller in connection with any acquisition; provided that such seller agrees to be bound by the terms of this agreement with respect to the offer and sale of any common stock received by it in the acquisition for any remaining term of this agreement. In addition, our executive officers and directors may sell an aggregate of 75,000 shares of common stock under this agreement and two of our directors may sell an aggregate of 14,000 shares of common stock per month under Rule 10b5-1 trading plans outstanding on the date of this prospectus supplement.

New Issue of Securities

Our Preferred Stock is a new issue of securities with no established trading market. We intend to apply to have the Preferred Stock listed on the NASDAQ Global Select Market under the symbol “RGLD P”. If this application is approved, trading of the Preferred Stock on the NASDAQ Global Select Market is expected to begin within 30 days following initial delivery of the shares of Preferred Stock. We have been advised by the underwriters that they presently intend to make a market in our Preferred Stock after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for our Preferred Stock or that an active public market for our Preferred Stock will develop. If an active public trading market for our Preferred Stock does not develop, the market price and liquidity of our Preferred Stock may be adversely affected.

Price Stabilization and Short Positions

Until the distribution of the shares of our Preferred Stock is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing shares of our Preferred Stock. However, the representative may engage in transactions that stabilize the price of the shares of our Preferred Stock, such as bids or purchases to peg, fix or maintain that price.

If the underwriters create a short position in our Preferred Stock in connection with this offering, i.e., if they sell more shares of our Preferred Stock than are listed on the cover page of this prospectus supplement, the representative may reduce that short position by purchasing shares of our Preferred Stock in the open market. The representative may also elect to reduce any short position by exercising all or part of the overallotment option described above. Purchases of shares of our Preferred Stock to stabilize its price or to reduce a short position may cause the price of shares of our Preferred Stock to be higher than it might be in the absence of such purchases.

The representative may also impose a penalty bid on underwriters and selling group members. This means that if the representative purchases shares of our Preferred Stock in the open market to reduce the underwriters’ short position or to stabilize the price of such shares of our Preferred Stock, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares of our Preferred Stock. The imposition of a penalty bid may also affect the price of the shares of our Preferred Stock in that it discourages resales of those shares of our Preferred Stock.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of shares of our Preferred Stock. In addition, neither we nor any of the underwriters makes any representation that the representative will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Relationships with Royal Gold

In the ordinary course of business, the underwriters and their affiliates have in the past and may in the future engage in investment banking or other transactions of financial nature with us, including the provision of certain advisory services to us or financing transactions, including syndicated loans, bridge loans and capital market transactions for which they have received, and may in the future receive, customary compensation. HSBC Bank, an affiliate of one of our underwriters, has provided us with a line of credit in the amount of $80 million that has been and may be used to acquire royalties. HSBC Bank is also our lender under the Chilean Term Loan Agreement, pursuant to which Royal Gold must maintain a restricted interest-bearing securities account at HSBC Securities (USA) Inc., an affiliate of one of the underwriters, with a balance equal to or in excess of the aggregate outstanding principal amount of the loan. The monies in this account are invested in securities that have been approved by HSBC Securities (USA) Inc.

Selling Restrictions

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of shares of our Preferred Stock to the public in that Relevant Member State prior to the publication of a prospectus in relation to shares of our Preferred Stock which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares of our Preferred Stock to the public in that Relevant Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity which has two or more of (i) an average of at least 250 employees during the last financial year; (ii) a total balance sheet of more than €43,000,000 and (iii) an annual net turnover of more than €50,000,000 as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior written consent of Merrill Lynch, Pierce, Fenner & Smith, Incorporated; or

•	in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares of our Preferred Stock to the public” in relation to any shares of our Preferred Stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares of our Preferred Stock to be offered so as to enable an investor to decide to purchase or subscribe shares of our Preferred Stock, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/ EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has represented and agreed that:

•	it has not made and will not make an offer of shares of our Preferred Stock to the public in the United Kingdom prior to the publication of a prospectus in relation to our Preferred Stock and the offer that has been approved by the Financial Services Authority (“FSA”) or, where appropriate, approved in another Member State and notified to the FSA, all in accordance with the Prospectus Directive, except that it may make an offer of shares of our Preferred Stock to persons who fall within the definition of “qualified investor” as that term is defined in Section 86 (7) of the Financial Services and Markets Act 2000, as amended (“FSMA”), or otherwise in circumstances which do not result in an offer of transferable securities to the public in the United Kingdom within the meaning of FSMA;

•	it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of FSMA) received by it in connection with the issue or sale of any shares of our Preferred Stock in circumstances in which Section 21(1) of FSMA does not apply to it; and

•	it has complied and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to our Preferred Stock in, from or otherwise involving the United Kingdom.

LEGAL MATTERS

The validity of the common stock to be offered hereby is being passed upon for us by Hogan & Hartson L.L.P., Denver, Colorado. Cleary Gottlieb Steen & Hamilton LLP, New York, New York, will pass upon certain legal matters for the underwriters.

EXPERTS

The consolidated financial statements of Royal Gold, Inc. and management’s assessment of the effectiveness of internal control over financial reporting of Royal Gold, Inc. (which is included in Management’s Report on Internal Control over Financial Reporting) and the assessment of the effectiveness of internal control over financial reporting incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended June 30, 2007 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC under the Securities Act a registration statement on Form S-3. This prospectus supplement together with the related prospectus do not contain all of the information contained in the registration statement and the exhibits to the registration statement. We strongly encourage you to read carefully the registration statement and the exhibits to the registration statement.

Any statement made in this prospectus supplement or the related prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual contract, agreement or other document. If we have filed any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved.

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy the registration statement and any other document we file at the following SEC public reference room:

Judiciary Plaza
100 F Street, NE, Room 1580,
Washington D.C. 20549

You may obtain information on the operation of the public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330. We file information electronically with the SEC. Our SEC filings are available from the SEC’s Internet site at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically. You may read and copy our SEC filings and other information at the NASDAQ Global Select Market at 1735 K Street, NW, Washington, D.C. 20006.

INCORPORATION OF DOCUMENTS BY REFERENCE

We incorporate information into this prospectus supplement by reference, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement, except to the extent superseded by information contained herein or by information contained in documents filed with the SEC after the date of this prospectus. We incorporate by reference the documents listed below that have been previously filed with the SEC:

•	our Annual Report on Form 10-K for the fiscal year ended June 30, 2007;

•	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2007;

•	our Current Reports on Form 8-K filed on July 2, 2007, July 24, 2007, July 31, 2007, August 2, 2007, August 9, 2007, August 29, 2007, August 31, 2007, September 4, 2007, September 10, 2007, October 3, 2007, October 26, 2007 and November 1, 2007;

•	our Definitive Proxy Statement filed on Schedule 14A on October 16, 2007; and

•	our Registration Statement on Form 8-A under the Exchange Act filed on September 12, 1997, together with any amendments thereto.

We also incorporate by reference into this prospectus supplement additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus supplement until we have sold all of the securities to which this prospectus supplement relates or the offering is terminated. We do not incorporate by reference additional documents or information furnished to, but not filed with, the SEC.

We will provide a copy of the documents we incorporate by reference, at no cost, to any person who receives this prospectus supplement. To request a copy of any or all of these documents, you should write or telephone us at: Investor Relations, Royal Gold, Inc., 1660 Wynkoop Street, Suite 1000, Denver, CO 80202, (303) 573-1660.

This prospectus relates to an effective registration statement under the Securities Act of 1933, but is not complete. You should refer to the accompanying prospectus supplement or other accompanying offering material for a description of the securities offered by this prospectus and other important information.

PROSPECTUS

Mandatory Convertible Preferred Stock

This prospectus relates to our mandatory convertible preferred stock and our common stock into which it is convertible. The terms of the mandatory convertible preferred stock that are offered, and other information will be set forth in one or more supplements to this prospectus, post-effective amendments to the registration statement of which this prospectus is a part, or one or more documents incorporated by reference herein. You should read this prospectus and any prospectus supplement carefully before you purchase any of our securities. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

Royal Gold’s common stock is traded on the NASDAQ Global Select Market under the symbol “RGLD.” On November 2, 2007, the reported last sale price of our common stock on the NASDAQ Global Select Market was $32.73 per share. Our common stock is also traded on The Toronto Stock Exchange under the symbol “RGL.”

Investing in our securities involves certain risks. See “Risk Factors” beginning on page 4, in the applicable prospectus supplement and in the documents incorporated herein by reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated November 5, 2007.

i

You should rely only on the information contained in, or incorporated by reference into, this prospectus. We have not authorized anyone to provide you with different or additional information. We are not offering to sell or soliciting any offer to buy any securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus or in any document incorporated by reference is accurate as of any date other than the date on the front cover of the applicable document.

In this prospectus, we use the terms “Royal Gold,” the “Company,” “we,” “us” and “our” to refer to Royal Gold, Inc., except where the context otherwise requires or as otherwise indicated in this prospectus.

SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and the documents incorporated herein by reference contain certain references to future expectations, projections of production, reserve estimates and forward-looking statements and information relating to us or to properties operated by others that are based on our beliefs and assumptions or those of management of the companies who operate properties on which we have royalties, as well as information currently available to management. Additional written or oral forward-looking statements may be made by the Company from time to time in filings with the United States Securities and Exchange Commission (the “SEC”) or otherwise. Words such as “may,” “could,” “should,” “would,” “believe,” “estimate,” “expect,” “anticipate,” “plan,” “forecast,” “potential,” “intend,” “continue,” “project” and variations of these words, comparable words and similar expressions are intended to identify forward-looking statements. These statements are included or incorporated by reference in this prospectus. Forward-looking statements inherently involve risks and uncertainties. Accordingly, actual results may differ materially from those expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the risks described under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended June 30, 2007, our Quarterly Report on Form 10-Q for the period ended September 30, 2007 and in future filings we make with the SEC. Forward-looking statements speak only as of the date on which they are made. We expressly disclaim any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We incorporate information into this prospectus by reference, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except to the extent superseded by information contained herein or by information contained in documents filed with the SEC after the date of this prospectus. We incorporate by reference the documents listed below that have been previously filed with the SEC:

•	our Annual Report on Form 10-K for the fiscal year ended June 30, 2007;

•	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2007;

•	our Current Reports on Form 8-K filed on July 2, 2007, July 24, 2007, July 31, 2007, August 2, 2007, August 9, 2007, August 29, 2007, August 31, 2007, September 4, 2007, September 10, 2007, October 3, 2007, October 26, 2007 and November 1, 2007;

•	our Definitive Proxy Statement filed on Schedule 14A on October 16, 2007; and

•	our Registration Statement on Form 8-A under the Securities Exchange Act of 1934 (the “Exchange Act”) for the registration of Preferred Stock Purchase Rights filed on September 12, 1997 together with any amendments thereto.

We also incorporate by reference into this prospectus additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus until we have sold all of the securities to which this prospectus relates or the offering is terminated. We do not incorporate by reference additional documents or information furnished to, but not filed with, the SEC.

We will provide a copy of the documents we incorporate by reference, at no cost, to any person who receives this prospectus. You may request a copy of these filings by writing or telephoning us at:

Royal Gold, Inc.
1660 Wynkoop Street, Suite 1000
Denver, CO 80202
Attn: Stockholder Relations
Telephone: (303) 573-1660

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may inspect without charge any documents filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of these materials from the SEC upon the payment of certain fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. Our filings with the SEC are available to the public through the SEC’s website at http://www.sec.gov. You may read and copy our SEC filings and other information at the offices of the NASDAQ Global Select Market, 1735 K Street, NW, Washington, D.C. 20006.

We have filed with the SEC a “shelf” registration statement on Form S-3 relating to the mandatory convertible preferred stock and our common stock into which it is convertible that may be offered by this prospectus. This prospectus is part of the registration statement and does not contain all the information in the registration statement. You will find additional information about us in the registration statement. Any statement made in this prospectus concerning a contract, agreement or other document of ours is only a summary and is not necessarily complete, and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter involved. Each such statement is qualified in all respects by reference to the document to which it refers. You may inspect without charge a copy of the registration statement at the SEC’s Public Reference Room in Washington D.C., as well as through the SEC’s website.

THE COMPANY

This summary highlights selected information about our company. This summary is not complete and does not contain all of the information that may be important to you. For a more complete understanding of us and the terms of the particular securities we will offer, you should read carefully this entire prospectus, including the “Risk Factors” section, the applicable prospectus supplement for such securities and the other documents we refer to and incorporate by reference. In particular, we incorporate important business and financial information in this prospectus by reference. Please refer to our business and operational information contained in Item 1 of our annual report on Form 10-K for the fiscal year ended June 30, 2007, filed on August 22, 2007, and Part I, Item 1 of our Quarterly Report on Form 10-Q for the period ended September 30, 2007, filed on November 1, 2007, both of which are incorporated herein by reference.

We, together with our subsidiaries, are engaged in the business of acquisition and management of precious and other metals royalties. Royalties are passive (non-operating) interests in mining projects that provide the right to revenue or production from the project after deducting specified costs, if any. Our principal producing royalty interests are as follows:

•	four royalty interests at the Pipeline Mining Complex located in Nevada and operated by the Cortez Joint Venture, a joint venture between Barrick Gold Corporation (“Barrick”) (60%) and Kennecott Explorations (Australia) Ltd. (40%), a subsidiary of Rio Tinto plc;

•	a royalty interest on the Robinson mine, located in eastern Nevada and operated by a subsidiary of Quadra Mining Ltd.;

•	a royalty interest on the SJ Claims, covering portions of the Betze-Post mine located in Nevada and operated by a subsidiary of Barrick;

•	a royalty interest on the Leeville Mining Complex, located in Nevada and operated by a subsidiary of Newmont Mining Corporation;

•	two royalty interests in the Troy underground silver and copper mine located in Montana and operated by Revett Silver Company;

•	two royalty interests on the Taparko mine, located in Burkina Faso and operated by a subsidiary of High River Gold Mines Ltd.;

•	a royalty interest on the Mulatos mine, located in Sonora, Mexico, and operated by a subsidiary of Alamos Gold, Inc.;

•	a royalty interest on the Bald Mountain mine located in Nevada and operated by a subsidiary of Barrick; and

•	a royalty interest on a number of properties in Santa Cruz Province, Argentina, including the Martha silver mine, operated by Coeur d’Alene Mines Corporation.

During the first quarter ended September 30, 2007, we generated royalty revenues of approximately $12.82 million, including approximately $5.68 million from the Pipeline Mining Complex, representing approximately 44% of its total revenues for that period. In addition, we generated royalty revenues of approximately $3.55 million from the Robinson mine, approximately $1.15 million from the SJ Claims at the Betze-Post mine, approximately $842,000 from the Leeville Mining Complex, approximately $558,000 from the Troy mine, approximately $435,000 from the Taparko project, approximately $223,000 from the Mulatos mine, approximately $200,000 from the Bald Mountain mine, and approximately $170,000 from the Martha mine.

We were incorporated under the laws of the State of Delaware on January 5, 1981. Our executive offices are located at 1660 Wynkoop Street, Suite 1000, Denver, Colorado 80202, and our telephone number is (303) 573-1660. We maintain a website at http://www.royalgold.com where general information about us is available, although we are not incorporating the contents of our website into this prospectus.

RISK FACTORS

An investment in our securities involves a high degree of risk. We urge you to carefully consider the risks incorporated by reference in this prospectus before making an investment decision, including those risks identified under “Risk Factors” in our annual report on Form 10-K for the fiscal year ended June 30, 2007 and our Quarterly Report on Form 10-Q for the period ended September 30, 2007, both of which are incorporated by reference in this prospectus, which may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. Additional risks, including those that relate to any particular securities that we offer, will be included in the applicable prospectus supplement.

Our business, financial condition, results of operations and cash flows could be materially adversely affected by any of these risks. The market or trading price of our securities could decline due to any of these risks. In addition, please read “Special Note About Forward-Looking Statements” in this prospectus, where we describe additional uncertainties associated with our business and the forward-looking statements included or incorporated by reference in this prospectus. Additional risks not presently known to us or that we currently deem immaterial may also impair our business and operations or cause our the price of our securities to decline.

USE OF PROCEEDS

We intend to use the net proceeds from this offering as set forth in the accompanying applicable prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth the ratio of earnings to fixed charges and preferred stock dividends of Royal Gold for the periods indicated.

	Three Months
	Ended
	September 30,	Fiscal Year Ended June 30
	2007	2007	2006	2005	2004	2003

Ratio of earnings to fixed charges (unaudited)	24.95	22.18	77.89	112.64	80.91	53.06
Ratio of earnings to fixed charges and preferred stock dividends (unaudited)	24.95	22.18	77.89	112.64	80.91	53.06

For the purpose of computing the ratio of earnings to fixed charges, earnings consist of income from continuing operations before income taxes, minority interest and losses or earnings from equity investments plus fixed charges. Fixed charges consist of interest expensed and capitalized, amortization of debt issuance costs and that portion of rental expense we believe to be representative of interest. Note that prior to our fiscal year ended June 30, 2007, interest charges and that portion of rental expense representative of interest were immaterial. As of the date of this prospectus, we have not issued any shares of preferred stock.

DESCRIPTION OF COMMON STOCK

The following description of our common stock, together with the additional information we include in any applicable prospectus supplement, summarizes the material terms and provisions of the common stock issuable upon conversion of, or as a dividend on, our mandatory convertible preferred stock. For additional information about the terms of our common stock, please refer to our restated certificate of incorporation, amended and restated bylaws, and stockholder rights agreement that are incorporated by reference into the registration statement of which this prospectus is a part. The terms of these securities may also be affected by the general corporation law of the state of Delaware. The summary below and that contained in any prospectus supplement may not contain all information that may be important to a particular investor and we urge you to read our restated certificate of incorporation, amended and restated bylaws and amended and restated rights agreement.

General

Our authorized capital stock consists of 40,000,000 shares of common stock, par value $0.01 per share and 10,000,000 shares of preferred stock, par value $0.01 per share. As of November 2, 2007, there were approximately 30,069,673 issued and outstanding and no shares of preferred stock issued or outstanding. Holders of common stock are entitled to one vote for each share held in the election of directors and on all other matters submitted to a vote of stockholders and do not have any cumulative voting rights. At our annual meeting of stockholders to be held on November 7, 2007, holders of our common stock will be considering and voting on a proposal to amend our restated certificate of incorporation to increase the authorized shares of our common stock from 40,000,000 shares to 100,000,000 shares.

Holders of common stock are entitled to receive ratably such dividends, if any, when, as and if declared by the board of directors out of funds legally available therefor, subject to any preferential dividend rights of any outstanding preferred stock.

Upon the liquidation, dissolution, or winding up of our company, the holders of common stock are entitled to receive ratably the net assets of the company available after payment of all debts and other liabilities, subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption, or conversion rights other than the right, when exercisable, to purchase one one-thousandth of a share of our Series A Junior Participating Preferred Stock. The outstanding shares of common stock are, and the shares offered by us by any prospectus supplement accompanying this prospectus will be, when issued and paid for, fully paid and non-assessable.

Any prospectus supplement in connection with an offering of our mandatory convertible preferred stock may contain additional information about our common stock.

Anti-Takeover Effects of Certain Provisions of Delaware Law and Our Restated Certificate of Incorporation and Amended and Restated Bylaws

Effect of Delaware Anti-takeover Statute.

We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

•	prior to that date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares of voting stock outstanding (but not the voting stock owned by the interested stockholder) those shares owned by persons who are directors and also officers and excluding employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or subsequent to that date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines “business combination” to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation, or who beneficially owns 15% or more of the outstanding voting stock of the corporation at any time within a three year period immediately prior to the date of determining whether such person is an interested stockholder, and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

Restated Certificate of Incorporation and Amended and Restated Bylaws Provisions.

Our restated certificate of incorporation and amended and restated bylaws include provisions that may have the effect of discouraging, delaying or preventing a change in control or an unsolicited acquisition proposal that a stockholder might consider favorable, including a proposal that might result in the payment of a premium over the market price for the shares held by stockholders. These provisions are summarized in the following paragraphs.

Classified Board of Directors.  Our restated certificate of incorporation provides for our board to be divided into three classes of directors serving staggered, three year terms. The classification of the board has the effect of requiring at least two annual stockholder meetings, instead of one, to replace a majority of the members of the board of directors.

Authorized but Unissued or Undesignated Capital Stock.  Our authorized capital stock consists of 40,000,000 shares of common stock and 10,000,000 shares of preferred stock. At our annual meeting of stockholders to be held on November 7, 2007, holders of our common stock will be considering and voting on a proposal to amend our restated certificate of incorporation to increase the authorized shares of our common stock from 40,000,000 shares to 100,000,000 shares. The authorized but unissued (and in the case of preferred stock, undesignated) stock may be issued by the board of directors in one or more transactions. In this regard, our restated certificate of incorporation grants the board of directors broad power to establish the rights and preferences of authorized and unissued preferred stock. The issuance of shares of preferred stock pursuant to the board of director’s authority described above could decrease the amount of earnings and assets available for distribution to holders of common stock and adversely affect the rights and powers, including voting rights, of such holders and may have the effect of delaying, deferring or preventing a change in control. The board of directors does not currently intend to seek stockholder approval prior to any issuance of preferred stock, unless otherwise required by law.

Special Meetings of Stockholders.  Our amended and restated bylaws provide that special meetings of our stockholders may be called only by our chairman, chief executive officer, president or board of directors. Stockholders do not have the right to call special meetings or to bring business before special meetings.

Stockholder Action by Written Consent.  Under Delaware law, unless otherwise provided in a corporation’s certificate of incorporation, any action that may be taken at a meeting of stockholders may be taken without a meeting and without prior notice if a written consent is signed by the holders of the minimum number of votes necessary to authorize the action at a meeting at which all shares entitled to vote were present and voted. Our amended and restated bylaws provide the same standard for written consent.

Notice Procedures.  Our amended and restated bylaws establish advance notice procedures with regard to all stockholder proposals to be brought before meetings of our stockholders, including proposals relating to the nomination of candidates for election as directors, the removal of directors and amendments to our amended and restated certificate of incorporation or amended and restated bylaws. These procedures provide that notice of such stockholder proposals must be timely given in writing to our secretary prior to the meeting. Generally, to be timely, a stockholder who intends to bring matters before an annual meeting must provide advance notice of such intended action not less than 90 days nor more than 120 days prior to the meeting; except if less than 100 days notice was given or public disclosure was made for the meeting, advance notice of the matter is required to be given not less than 10 days after notice or public disclosure of the meeting, and notice as required by the Exchange Act. The notice of the matter generally must contain a brief description of the business desired to be brought before the annual meeting and if regarding the nomination of a director, all information required to be disclosed in solicitation of proxies for election of directors under Schedule 14A of the Exchange Act, the reasons for conducting the business at the annual meeting, the name and record address of such stockholder, the class and number of shares of Royal Gold stock owned by such stockholder, a description of any material interest of the stockholder in such business and whether such stockholder intends to solicit proxies from Royal Gold stockholders.

Stockholder Rights Plan

Rights to purchase Series A Junior Participating Preferred Stock, $0.01 par value per share (the “Series A Preferred Stock”) have been distributed to holders of our common stock under our amended and restated rights agreement. A maximum of 500,000 shares of Series A Preferred Stock is currently authorized for issuance upon exercise of these rights. The rights agreement provides that attached to each share of our common stock is one right that, when exercisable, entitles the holder to purchase one one-thousandth of a share of Series A Preferred Stock at a purchase price of $175, subject to adjustment. In certain events, including when a person or group becomes the owner of 15% or more of our outstanding common stock (except by reason of share acquisitions by the Company) or when a person or group commences a tender offer or exchange offer for 15% of more of our outstanding common stock, the rights become exercisable. Exercise of the rights would entitle the holders of the rights (other than the acquiring person or group) to receive that number of one-thousandths of a share of Series A Preferred Stock with a market value equal to two times the exercise price of the rights. At any time after the rights become exercisable, but before the acquiring person or group has obtained 50% or more of our outstanding common stock, our board of directors, under certain circumstances, may exchange each of the rights for a share of common stock or one one-thousandth of a Series A Preferred Share or the preferred stock equivalent. Accordingly, exercise or exchange of the rights may cause substantial dilution to a person or group that attempts to acquire our company. The rights, which expire on September 10, 2017, may be redeemed at a price of $.001 per right at any time until the tenth day following an announcement that an individual, corporation or other entity has acquired 15% or more of our outstanding common stock, except as otherwise provided in the rights agreement. The rights agreement makes the takeover of our company much more difficult.

Limitation of Director Liability

As permitted by provisions of the Delaware General Corporation Law, our restated certificate of incorporation limits, in certain circumstances, the monetary liability of our directors for breaches of their fiduciary duties as directors. These provisions do not eliminate the liability of a director:

•	for a breach of the director’s duty of loyalty to our company or its stockholders;

•	for acts or omissions by a director not in good faith or which involve intentional misconduct or a knowing violation of law;

•	arising under Section 174 of the Delaware General Corporation Law (relating to the declaration of dividends and purchase or redemption of shares in violation of the Delaware General Corporation Law); or

•	for any transaction from which the director derived an improper personal benefit.

In addition, these provisions do not eliminate the liability of a director for violations of federal securities laws, nor do they limit our rights or the rights of our stockholders, in appropriate circumstances, to seek equitable remedies such as injunctive or other forms of non-monetary relief. Such remedies may not be effective in all cases.

Indemnification Arrangements

Our amended and restated bylaws provide that our company shall indemnify all of our directors and officers to the full extent permitted by Delaware law. Under such provisions any director or officer, who, in his capacity as such, is made or threatened to be made a party to any suit or proceeding, may be indemnified if the board determines such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the company. The amended and restated bylaws and the Delaware General Corporation Law further provide that such indemnification is not exclusive of any other rights to which such individuals may be entitled under the bylaws, any agreement, any vote of stockholders or disinterested directors, or otherwise.

We have entered into indemnification agreements to assure our directors and officers that they will be indemnified to the extent permitted by our amended and restated bylaws and the Delaware General Corporation Law. The indemnification agreements cover any and all expenses, judgments, fines, penalties, and amounts paid in settlement by the director or officer, provide for the prompt advancement of all expenses incurred by the director or officer in connection with any proceeding and obligate the director or officer to reimburse us for all amounts so advanced if it is subsequently determined, as provided in the indemnification agreements, that the director or officer is not entitled to indemnification.

Transfer Agent

The transfer agent for our common stock is Computershare Trust Company, Golden, Colorado; and Computershare Trust Company of Canada, Toronto, Ontario.

LEGAL MATTERS

The validity of the securities being offered by this prospectus will be passed upon for us by Hogan & Hartson LLP, Denver, Colorado.

EXPERTS

The consolidated financial statements of Royal Gold, Inc. and management’s assessment of the effectiveness of internal control over financial reporting of Royal Gold, Inc. (which is included in Management’s Report on Internal Control over Financial Reporting) and the assessment of the effectiveness of internal control over financial reporting incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended June 30, 2007 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

1,000,000 Shares

  % Mandatory Convertible Preferred Stock

PROSPECTUS SUPPLEMENT

Merrill Lynch & Co.

HSBC

November , 2007